UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Autoliv, Inc.
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March 25, 2013

Dear Stockholder,

It is my pleasure to invite you to the 2013 Annual Meeting of Stockholders of Autoliv, Inc. to be held on Tuesday, May 7, 2013 at The Ritz-Carlton Hotel, 160 East Pearson Street, Chicago, Illinois, 60611-2308, USA commencing at 9:00 a.m. local time.

Information regarding the matters to be voted upon at this year’s Annual Meeting is contained in the Notice of Meeting and Proxy Statement on the following pages.

It is important that your shares are represented at the Annual Meeting. Therefore, please provide your proxy by following the instructions provided on the formal Notice of Meeting and Notice of Internet Availability of Proxy Materials previously sent to you. This way, your shares will be voted as you direct even if you cannot attend the Annual Meeting.

A public news release covering voting results will be published after the meeting.

The Autoliv, Inc. Annual Report for the fiscal year ended December 31, 2012 is being made available to stockholders simultaneously with this Proxy Statement. These documents are available at www.autoliv.com.

Sincerely,

Lars Nyberg
Chairman of the Board of Directors

AUTOLIV, INC.

Box 70381 SE-107 24

Stockholm, Sweden

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2013

TO THE STOCKHOLDERS OF AUTOLIV, INC.,

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Stockholders of Autoliv, Inc. (“Autoliv” or the “Company”) will be held on Tuesday, May 7, 2013 commencing at 9:00 a.m. local time at The Ritz-Carlton Hotel, 160 East Pearson Street, Chicago, Illinois, 60611-2308, USA, to consider and vote upon:

1.	Re-election of three directors to the Board of Directors of Autoliv for a term of office expiring on the date of the Annual Meeting of Stockholders in 2016 (see page 4 of the accompanying Proxy Statement).

2.	An advisory resolution to approve the compensation of the Company’s named executive officers (see page 53 of the accompanying Proxy Statement).

3.	Ratification of the appointment of Ernst & Young AB as the Company’s independent auditors for the fiscal year ending December 31, 2013 (see page 54 of the accompanying Proxy Statement).

4.	Any other business that may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

The Board of Directors has fixed the close of business on March 11, 2013 as the record date for the Annual Meeting. All stockholders of record at the close of business on that date are entitled to notice of, and to be present and vote at, the Annual Meeting and at any continuation thereof.

Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Company common stock entitled to vote at the Annual Meeting having evidence of ownership, a maximum of one authorized representative of an absent stockholder, and invited guests of management. Any person claiming to be an authorized representative of a stockholder must, upon request, produce written evidence of such authorization.

The meeting will be conducted pursuant to the Company’s By-Laws and rules of order prescribed by the Chairman of the Annual Meeting.

By order of the Board of Directors

Lars Sjöbring Vice President for Legal Affairs, General Counsel and Secretary

- i -

- ii -

AUTOLIV, INC.

Box 70381 SE-107 24

Stockholm, Sweden

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

Availability of Proxy Materials on the Internet

Our Board of Directors (the “Board”) has made this Proxy Statement and the Company’s Annual Report for the year ended December 31, 2012 available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at our Annual Meeting of Stockholders, to be held on Tuesday, May 7, 2013 commencing at 9:00 a.m. local time at The Ritz-Carlton Hotel, 160 East Pearson Street, Chicago, Illinois, 60611-2308, USA, and at any adjournment thereof (the “2013 Annual Meeting” or the “Annual Meeting”).

General

The date of this Proxy Statement is March 25, 2013, the approximate date on which this Proxy Statement and Proxy Card are first being made available on the Internet to stockholders entitled to vote at the Annual Meeting. The Annual Report for the fiscal year ended December 31, 2012 was first made available on February 22, 2013.

Who Can Vote

You are entitled to vote if you were a stockholder of record of our common stock as of the close of business on March 11, 2013 (the “Record Date”). Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Shares Outstanding and Quorum

At the close of business on the Record Date, 95,609,008 shares of our common stock were outstanding and entitled to vote. A majority of the shares of our common stock outstanding on the Record Date, present in person or represented by proxy, will constitute a quorum at the Annual Meeting.

How to Vote

If you are a stockholder of record, you may vote by proxy on the Internet or by telephone by following the instructions provided in the Notice of Internet Availability of Proxy Materials sent previously to you. If you requested printed copies of the proxy materials by mail, or have a printed proxy card, you may also vote by completing and mailing a printed proxy card. You may also vote in person at the Annual Meeting.

If you are a beneficial owner of shares held in a “street name,” please refer to the instructions provided by your bank, broker or other nominee for voting your shares. If you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares and have proof of ownership of our common stock as of the Record Date.

Voting of Shares

The shares represented by all properly executed and unrevoked proxies received in proper form in time for the Annual Meeting will be voted. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. If you properly complete your proxy form and send it to the Company in time to vote, or submit your proxy electronically by internet or telephone before voting closes, your proxy (one of the individuals named in the proxy form) will vote your shares as you have directed. If you sign the proxy form but do not make specific choices, your proxy will vote your shares as recommended by the Board to elect the director nominees listed in “Election of Directors,” to approve the compensation of the Company’s named executive officers and for the ratification of the appointment of Ernst & Young AB as the Company’s independent auditors.

If any other matter is presented, your proxy will vote in accordance with his best judgment, which will allow for your proxy to address unforeseen matters that may arise as well as matters incident to the conduct of the meeting, to the extent permitted by applicable law and the listing rules of the New York Stock Exchange (the “NYSE”). Note, however, that the proxy’s ability to exercise discretionary voting authority under the Security and Exchange Commission (“SEC”) proxy rules is limited to certain enumerated matters. Because of the Company’s advance notice requirements in its By-laws, discretionary authority would likely only be used for ministerial matters at the Annual Meeting. As of the date of this Proxy Statement, the Company is not aware of other matters to be acted on at the Annual Meeting other than those matters described in this Proxy Statement. Any proxy given may be revoked at any time before it is voted at the Annual Meeting.

Holders of Autoliv’s Swedish Depository Receipts (“SDRs”) are entitled to vote the shares of common stock underlying the SDRs at the 2013 Annual Meeting as if they held the common stock of the Company directly. However, under the General Terms and Conditions of the Autoliv SDRs, if holders of SDRs do not attend and represent their shares at the Annual Meeting or give instructions as to the exercise of their voting rights to the custodian, Skandinaviska Enskilda Banken AB (publ) (“SEB”), they are deemed to have instructed SEB to give a proxy to a person designated by the Company to vote their shares in the same proportion as all other shares in the Company that are being voted at the meeting. However, no such instruction from the holders of SDRs to SEB shall be deemed given to any merger, consolidation or any other matter which may affect substantially the rights or privileges of the holders of SDRs or with respect to any matter where giving such instructions and/or discretionary proxy would not be legally permitted.

Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. Brokers do not have discretionary authority to vote on Items 1 and 2. Brokers generally have discretionary authority to vote on Item 3.

Item 1:	Directors will be elected by a plurality of the votes of the shares present at the meeting in person or by proxy and entitled to vote thereon. However, pursuant to the Autoliv, Inc. Corporate Governance Guidelines, if a director nominee in an uncontested election fails to receive the approval of a majority of the votes cast on his or her election by the Company stockholders, the nominee shall promptly offer his or her resignation to the Board. A committee consisting of the Board’s independent directors (which will specifically exclude any director who is required to offer his or her own resignation) shall consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept the resignation or take other action. The Company will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation. Votes withheld as to one or more nominee will not be counted as votes cast for such individuals but will be counted for the purposes of establishing a quorum.

Item 2:	The non-binding resolution to approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement requires the affirmative vote of a majority of the votes present or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will count as votes against the proposal. Broker non-votes will have no effect in determining whether the proposal has been approved.

Item 3:	The ratification of the selection of Ernst & Young AB requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will have the same effect as votes against the ratification. Although brokers have discretionary authority to vote on the ratification, if a broker submits a non-vote, it will not be counted for purposes of the ratification but will be counted for the purposes of establishing a quorum.

Any other proposal brought before the Annual Meeting (if any) will be decided by a majority of votes represented at the meeting and entitled to vote on the matter. Consequently, abstentions will have the same effect as votes against the matter, and broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Principal Executive Offices

The principal executive offices of the Company are located at Vasagatan 11, 7th Floor, Stockholm, Sweden, SE-111 20. The Company’s telephone number is +46 8 587 20 600.

Solicitation of Proxies

The Company will bear the cost of the solicitation of proxies. In addition to solicitation over the Internet and by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to the beneficial owners of our common stock of whom they have knowledge and will reimburse them for their expenses in so doing. Certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration, by personal interview, mail, telephone, facsimile or electronic mail.

In addition, the Company has retained Georgeson Inc. to assist in the solicitation for a fee of $13,500 plus expenses and Euroclear Sweden AB for a fee of SEK 155,000, or approximately $23,400, plus expenses.

ITEM 1 - ELECTION OF DIRECTORS

The Company’s By-Laws provide that the size of the Board shall be fixed from time to time exclusively by the Board. The Board presently consists of nine members, divided into three classes (each class consisting of three members), serving staggered three-year terms. Directors in each class are elected on a rotating basis at the annual meeting of stockholders at which the term for such class expires.

Mr. Robert W. Alspaugh, Mr. Bo I. Andersson and Dr. Wolfgang Ziebart, whose present terms will expire at the time of the meeting, are nominees for re-election at the 2013 Annual Meeting. If re-elected, each would serve until the 2016 annual meeting of stockholders and until his successor is elected and qualified, or until his earlier retirement, resignation, disqualification, removal or death.

If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve if re-elected, and the Board has no reason to believe that any nominee will be unable to serve.

Below is a summary presentation of each director nominated for re-election or continuing in office until the 2014 or 2015 annual general meeting of stockholders.

Nominees for Directors at the 2013 Annual Meeting

Robert W. Alspaugh, age 66, has been a director of Autoliv since June 2006 and is a member of the Compliance Committee and Chairman of the Audit Committee of the Board. Prior to becoming a director of Autoliv, Mr. Alspaugh had a 36-year career with KPMG, including serving as the senior auditor for a diverse array of companies across a broad range of industries. He has worked with global companies both in Europe and Japan, as well as with those headquartered in the United States. Between 2002 and 2005, when he served as Chief Executive Officer of KPMG International, he was responsible for implementing the strategy of this global organization, which includes member firms in nearly 150 countries with more than 100,000 employees. Prior to this position, he served as Deputy Chairman and Chief Operating Officer of KPMG’s U.S. practice. Mr. Alspaugh also serves on the boards of Ball Corporation and Verifone Systems, Inc., both public companies, and DSGI Technologies, Inc., and Triton Containers, both private companies. He graduated summa cum laude from Baylor University, Texas, in 1970.

The Board of Directors believes Mr. Alspaugh’s years of experience, technical skills and record of achievement working within the global business community are reasons that support his re-election to the Board.

Bo I. Andersson, age 57, has been a director of Autoliv since February 2012 and a member of the Audit Committee since December 2012. Mr. Andersson is currently President and Chief Executive Officer of GAZ Group, the leading manufacturer of commercial vehicles in Russia. In addition, he serves on the board of directors of GAZ OJSC. After a military career in Sweden, Mr. Andersson’s automotive career began at Saab in 1987 where he was appointed Vice President of Purchasing in 1990. He transitioned from Saab to General Motors Company in 1993, as Executive Director of Global Purchasing for the Electrical Component Group. He served on the GM corporate management team from 2001 to 2009, during which time he was appointed Vice President of Global Purchasing and Supply Chain. Mr. Andersson holds a bachelor’s degree in Business Administration from Stockholm University and graduated from the Advanced Management Program at Harvard Business School in 1999.

The Board of Directors believes that Mr. Andersson’s extensive experience in executive management in the automotive industry in a variety of global regions support his re-election to the Board.

Wolfgang Ziebart, age 63, has been a director of Autoliv since December 2008 and is a member of the Audit Committee and Chairman of the Compliance and Nominating and Corporate Governance Committees of the Board. Dr. Ziebart had a distinguished career within BMW beginning in 1977 which took him to the Board of Management, where he was responsible for R&D and Purchasing. In 2000, he became a Member of the Management Board of Continental AG, a major automotive supplier listed on the Frankfurt Stock Exchange. Between 2004 and 2008, he was President and CEO of Infineon Technologies AG, a global semiconductor and system solutions provider listed on the Frankfurt Stock Exchange. Dr. Ziebart also serves on the Board of Directors of ASML and is the Chairman of the Supervisory Boards of Nordex and Novaled AG. Dr. Ziebart holds a doctorate degree in mechanical engineering from the Technical University of Munich.

The Board of Directors believes that Dr. Ziebart’s extensive experience in the automotive industry and other industries support his re-election to the Board.

Dr. Ziebart had previously been elected to serve as director until the 2015 annual meeting of stockholders. However, following the resignation of Dr. Walter Kunerth as a director on December 18, 2012, the Board of Directors resolved, and Dr. Ziebart agreed, that in order to balance the number of directors in each class, as required under NYSE rules, Dr. Ziebart would instead belong to the class of directors standing for election at the 2013 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE THREE NAMED NOMINEES FOR DIRECTORS

Directors Continuing in Office With Terms Expiring at the 2014 Annual Meeting

Jan Carlson, age 52, was appointed a director of Autoliv in May 2007 after becoming President and Chief Executive Officer of Autoliv on April 1, 2007. Mr. Carlson joined Autoliv in 1999 as President of Autoliv Electronics and held that position until April 2005, when he became Vice President for Engineering of Autoliv and a member of the Company’s Executive Committee. As of July 2010, Mr. Carlson also serves on the Board and Compensation Committee of BorgWarner Inc., a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. Since 2010, Mr. Carlson has also served on the board of Teknikföretagen, the Association of Swedish Engineering Industries. Prior to joining Autoliv, Mr. Carlson was President of Saab Combitech, a division within the Saab aircraft group specializing in commercializing military technologies. Mr. Carlson has a Master of Science degree in Physical Engineering from the University of Linköping, Sweden.

The Board of Directors believes that Mr. Carlson’s years of experience with Autoliv, including his current role as President and Chief Executive Officer, his past assignments with Autoliv, his automotive industry experience and his academic credentials are attributes that support his membership on the Board.

Lars Nyberg, age 61, has been a director of Autoliv since October 2004 and Chairman of the Board since December 2011. Mr. Nyberg was a member of the Compensation Committee of the Board until December 2012. Mr. Nyberg was President and Chief Executive Officer of TeliaSonera, the leading Nordic and Baltic telecommunications company listed on the OMX Nordic Exchange, from 2007 until early 2013, has been Chairman of DataCard Corporation, a company dealing in secure ID and card personalization, since 2006, and a member of the board of OJSC Megafon since May 2012. Mr. Nyberg served as the Chairman and Chief Executive Officer of NCR Corporation from 1995 to 2003 and as non-executive Chairman of NCR Corporation between 2003 and 2005. He is a graduate in Business Administration from the University of Stockholm.

The Board of Directors believes that Mr. Nyberg’s executive experience and record of achievement working within the global business community are competencies that support his membership on Autoliv’s Board of Directors.

James M. Ringler, age 67, has been a director of Autoliv since January 2002 and is the Chairman of the Compensation Committee of the Board. He was, prior to his retirement, Vice Chairman of Illinois Tool Works Inc. between 1999 and 2004. Prior to joining Illinois Tool Works, Mr. Ringler was Chairman, President and Chief Executive Officer of Premark International, Inc., which merged with Illinois Tool Works in 1999. Mr. Ringler joined Premark in 1990 and served as Executive Vice President and Chief Operating Officer prior to becoming the Chief Executive Officer in 1996. He serves on the Boards of Directors of Dow Chemical Company, FMC Technologies, Inc., Corn Products International, John Bean Technologies and he is the Chairman of the Board of Teradata Corporation. Mr. Ringler holds a Bachelor of Science degree in business administration and an M.B.A. degree in finance from the State University of New York.

The Board of Directors believes that Mr. Ringler’s achievements as an executive of Premark International and Illinois Tool Works and his extensive service on the board of directors of public companies in a wide variety of industries support Mr. Ringler’s membership on the Board of Directors.

Directors Continuing in Office With Terms Expiring at the 2015 Annual Meeting

Xiaozhi Liu, age 57, has been a director of Autoliv since November 2011 and has been a member of the Compensation Committee since December 2012. Dr. Liu began her career in the automotive industry in GM’s Delphi operations and has since worked in various executive positions in Germany, China and the U.S., where she rose to the position of Director of Electronics, Controls & Software for GM in Detroit, Chief Engineer & Chief Technology Officer of GM in China and Chairman & CEO for General Motors Taiwan. Between 2005 and 2006, she was CEO and Vice Chairman of Fuyao Glass Industry Group Co. Ltd., a public company listed in Shanghai. In 2007, she became the President and CEO of NeoTek China, a supplier of automotive chassis and transmission parts, and served as Chairman of the company’s board of directors from 2008 through 2011. In 2009, she founded, and is CEO of, her own company, ASL Automobile Science & Technology (Shanghai) Co., Ltd., which introduces and implements globally advanced technologies to Chinese companies. She has a Ph.D. and master’s degree in Chemical Engineering and Electrical Engineering from the German Friedrich-Alexander Universität in Erlangen, Nurembourg and a bachelor’s degree in Electrical Engineering from the Chinese Jiaotong University in Xian.

The Board of Directors believes that Dr. Liu’s global experience in engineering and technology in Asia, North America and Europe and her extensive management experience in the automotive industry support her membership on the Board.

George A. Lorch, age 71, has been a director of Autoliv since June 2003 and is a member of the Compensation and Nominating and Corporate Governance Committees of the Board. Mr. Lorch has been Chairman Emeritus of Armstrong Holdings, Inc., a global company that manufactures flooring and ceiling materials, since 2000. From May 2000 to August 2000, he was Chairman and Chief Executive Officer of Armstrong Holdings, Inc. He was Chairman of Armstrong World Industries, Inc. from 1994 to 2000, its President and Chief Executive from 1993 to 2000 and a director from 1988 to 2000. Mr. Lorch serves on the Board of Directors of Pfizer, Inc., where he has been Lead Director since December 2011, and served as Chairman from December 2010 to December 2011. Mr. Lorch also serves on the Boards of Directors of WPX Energy, Inc., HSBC North America Holding Company and HSBC Finance Co. (the non-public, wholly-owned subsidiaries of HSBC LLP) and Masonite, a privately held company. Mr. Lorch holds a Bachelor of Science degree in business administration from the Virginia Polytechnic Institute.

The Board of Directors believes that Mr. Lorch’s breadth of executive and global business experience over many years in operations, sales and marketing and his service as a director of nine different companies support his membership on the Board.

Kazuhiko Sakamoto, age 67, was appointed a director of Autoliv in August 2007 and is a member of the Compliance and Nominating and Corporate Governance Committees of the Board. Mr. Sakamoto is an advisor at Pasona Inc., a leading human resources provider in Japan, listed in the Tokyo Stock Exchange. Mr. Sakamoto was previously a Counselor of Marubeni Construction Material Lease Co. Ltd., a company affiliated with Marubeni Corporation, which is one of Japan’s leading general trading houses, operating import, export, offshore trading and investment activities in various business fields. He was Senior Executive Vice President of Marubeni Corp. from 2006 through 2008. During his nearly 40-year career with Marubeni, Mr. Sakamoto has held several key positions such as President and Chief Executive Officer of Marubeni America Cooperation. Mr. Sakamoto previously served on the Boards of Directors of Marubeni-Itochu Steel Inc. and Helena Chemical Company. He graduated from the Keio University in 1968 and attended the Harvard University Research Institute for International Affairs in 1991-92.

The Board of Directors believes that Mr. Sakamoto’s extensive business experience in both Asia and North America are experiences that support Mr. Sakamoto’s membership on the Board.

CORPORATE GOVERNANCE

Classified Board Structure

The Company has a classified board structure whereby one-third of the Board is elected for a three-year term on a rolling basis every three years. This structure has been in place since the Company’s inception and the Board believes that this structure is in the best interest of the Company and its stockholders because it has promoted stability and continuity, facilitated long-term strategic planning, enhanced the independence of our directors and their knowledge of the Company and protected the Company against abusive takeover tactics. Further, the Board is comprised of all but one independent director, which is an essential factor when considering the Board’s accountability to the Company and its stockholders, and which mitigates the risk of managerial entrenchment.

A proposal will be presented for the consideration of stockholders at the Company’s 2014 annual meeting of stockholders to amend the Company’s Restated Certificate of Incorporation to provide for the annual election of all directors. If the amendments are approved by stockholders then the annual election of directors would begin in 2015. Declassification of the Board would be implemented in phases so that all directors would be elected for terms that would end at the following year’s annual meeting, provided that the unexpired term of any Director shall not be affected. If approved, declassification would be fully implemented for all directors beginning at the 2017 annual meeting.

Board Independence

The Board of the Company currently consists of nine members, and the Board has determined that all of the directors except Mr. Carlson are independent directors under the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. In making its independence determinations, the Board reviewed information regarding transactions and relationships provided by the director, Company records and publicly available information. None of the independent directors have a relationship with the Company other than as a director and/or a stockholder.

Board Leadership Structure and Risk Oversight

The Company has a long history of separating the positions of Chief Executive Officer (“CEO”) and the Chairman of the Board, as it believes that a separate CEO and Chairman is an important part of its overall commitment to the highest standards of corporate governance. The separate positions allow the Board to effectively develop and oversee its business strategy, monitor risk and freely perform its management oversight function. The Board meets in executive sessions of independent directors to discuss certain issues without the CEO present. Mr. Nyberg chairs the executive sessions of the independent directors.

The Board is responsible for the oversight of risk management of the Company, with the Audit Committee monitoring financial risk and discussing risk oversight and management as part of its obligations under the NYSE’s listing standards and the Compliance Committee monitoring ethical and other compliance risks. In each of its meetings, the Board receives reports from management, including the CEO and Chief Financial Officer (“CFO”), regarding the main strategic, operational and financial risks the Company is facing and the steps that management is taking to address and mitigate such risks.

The Compensation Committee has reviewed with management the design and operation of our incentive compensation arrangements for senior management, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. The Compensation Committee considered, among other things, the features of the Company’s compensation program that are designed to mitigate compensation-related risk, such as the performance objectives and target levels for incentive awards (which are based on overall Company performance), and its compensation recoupment policy. The Compensation Committee concluded that any risks arising from the Company’s compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the Company.

Board Meetings

The Board met five times during the year ended December 31, 2012. All directors participated in more than 75% of the total number of meetings of the Board and committees on which they served.

Following the meetings of the full Board, the independent directors met without management directors (i.e., without Mr. Jan Carlson) participating, for a total of five times in 2012.

Board Compensation

Directors who are employees of the Company or any of its subsidiaries do not receive separate compensation for service on the Board or Board committees. Non-employee directors are paid a retainer of $170,000 per year, which we refer to as the “annual retainer,” while the Chairman of the Board is paid an annual retainer of $340,000 per year. In addition, the Chairman of the Compensation Committee is paid a supplemental annual retainer of $20,000; the Chairman of the Nominating and Corporate Governance Committee is paid a supplemental annual retainer of $10,000; and the Chairman of the Audit Committee is paid a supplemental annual retainer of $20,000. In recognition of the time-consuming demands of the antitrust investigations in 2012, the Compensation Committee decided to award a special $5,000 fee to each member of the Compliance Committee.

Non-employee directors can elect to defer payment of a pre-determined percentage of their compensation under the Autoliv, Inc. 2004 Non-Employee Director Stock-Related Compensation Plan. In 2012, none of the directors elected to defer any of their compensation.

In 2012, the Company adopted a non-employee director stock ownership policy, as well as certain related changes to its compensation program for non-employee directors. For service rendered as of January 1, 2012, one-third of the annual retainer for our non-employee directors will now be paid in fully-vested shares of our common stock in the beginning of the year following the year of service. The non-employee director stock ownership policy requires each non-employee director to acquire and hold shares of our common stock in an amount equivalent to one year’s annual retainer. The non-employee directors have three years to reach the new ownership requirements. Any newly-appointed or elected non-employee director will have until January 1 of the fourth year after the date such non-employee director is appointed or elected, as applicable, to reach the minimum ownership requirements.

The following table sets forth the compensation that our non-employee directors earned during the year ended December 31, 2012 for services rendered as members of our Board:

Name	Cash ($)(1)	Stock Awards ($)(1)(4)		Total ($)(1)
Bo I. Andersson(2)	94,444	51,944	(751 Shares)	146,388
Robert W. Alspaugh	138,333	56,667	(819 Shares)	195,000
Walter Kunerth(3)	155,833	-		155,833
Xiaozhi Liu	113,333	56,667	(819 Shares)	170,000
George A. Lorch	113,333	56,667	(819 Shares)	170,000
Lars Nyberg	226,667	113,333	(1,638 Shares)	340,000
James M. Ringler	133,333	56,667	(819 Shares)	190,000
Kazuhiko Sakamoto	118,333	56,667	(819 Shares)	175,000
Wolfgang Ziebart	128,333	56,667	(819 Shares)	185,000

(1)	Director compensation is set in USD and converted to Swedish Kronor or Euro, as applicable, at the then-current exchange rate on the date of payment.

(2)	This amount reflects pro-rated payments to Mr. Andersson following his appointment to the Board on February 24, 2012.

(3)	This amount reflects pro-rated payments to Mr. Kunerth prior to his retirement from the Board on December 18, 2012. All fees were paid in cash as Mr. Kunerth was not a director and not eligible for shares under our 1997 Stock Incentive Plan at the time the payment of shares was rendered.

(4)	On February 19, 2013, the non-employee directors were granted fully-vested shares of the Company’s common stock as payment of one-third of the 2012 annual retainer. The numbers reflect the aggregate grant-date fair value of the stock, calculated in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (FASB Topic 718).

Corporate Governance Guidelines and Codes of Conduct and Ethics

The Board has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities.

The Board has further adopted a Code of Conduct and Ethics for Directors to assist the individual directors in fulfilling their duties as members of the Board. Since 1998, the Company has also had Standards of Business Conduct and Ethics that apply to all employees of the Company and the Company has had a Code of Conduct and Ethics for Senior Officers (the Code of Conduct and Ethics for Directors, Code of Conduct and Ethics for Senior Officers and Standards of Business Conduct and Ethics that applies to all Company employees are collectively referred to as the “Codes”). The Company has posted, and will disclose any amendments or waivers to, the Codes on its website: www.autoliv.com.

The Company has also adopted a written policy regarding related person transactions (the “Related Persons Transactions Policy”), which is part of the Standards of Business Conduct and Ethics. The Corporate Governance Guidelines, the Codes and the Related Persons Transactions

Policy are posted on the Company’s website at www.autoliv.com – About Us – Governance – Ethics and Policies, and can also be obtained from the Company in print by request using the contact details below.

Policy on Attending the Annual Meeting

Under the Corporate Governance Guidelines, the Company’s policy is for directors to attend the Annual Meeting of Stockholders. All current directors participated in the 2012 Annual Meeting of Stockholders.

Related Person Transactions

As a general matter, the Company prefers to avoid related person transactions (as defined below). The Company recognizes, however, that certain related person transactions may not necessarily be inconsistent with the best interests of the Company or its stockholders.

The Company’s policy is that all related person transactions must be reviewed and approved or ratified by the Audit Committee. For the purposes of the Related Persons Policy, a Related Person Transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and in which any Related Person (as defined in the Related Persons Policy) had, has or will have a direct or indirect interest. Mr. Bo Andersson is the Chief Executive Officer of the GAZ Group, a customer of Autoliv whose business comprises less than 0.1% of each of Autoliv’s and GAZ’s total sales, respectively. Autoliv’s Board has determined Mr. Andersson is “independent” according to the New York Stock Exchange’s rules and regulations.

Communicating with the Board

Any stockholder or other interested party who desires to communicate with the Board or the independent directors regarding the Company can do so by writing to such person(s) at the following address:

Board/Independent Directors/ Directors

c/o Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20600

Fax: +46 8 587 20633

E-mail: legalaffairs@autoliv.com

Communications with the Board or the independent directors may be sent anonymously and are not screened. Such communications will be distributed to the specific director(s) requested by the stockholder or interested party to the Board or to sessions of independent directors as a group, after it has been determined that the content represents a message to the intended recipient(s).

Committees of the Board

There are three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. In June 2011, the Board also formed a Compliance Committee. The Board has determined that all Audit, Compensation, Nominating and Corporate Governance and Compliance committee members qualify as independent directors under the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. The CEO and Chairman of the Board are invited to attend each committee meeting but are excused when matters relating to them are discussed.

The Audit Committee appoints, subject to stockholder ratification, the Company’s independent auditors and is responsible for the compensation, retention and oversight of the work of the independent auditors and for any special assignments given to such auditors. The Audit Committee also reviews the annual audit and its scope, including the independent auditors’ letter of comments and management’s responses thereto; approves any non-audit services provided to the Company by its independent auditors; reviews possible violations of the Company’s business ethics and conflicts of interest policies; reviews any major accounting changes made or contemplated; and reviews the effectiveness and efficiency of the Company’s internal audit staff. In addition, the Audit Committee confirms that no restrictions have been imposed by Company personnel on the scope of the independent auditors’ examinations. The Audit Committee is also responsible for the review and approval of Related Person Transactions. Members of this committee are Messrs. Alspaugh (Chairman) and Andersson and Dr. Ziebart. Dr. Kunerth served on the Audit Committee until his retirement on December 18, 2012, at which time Mr. Andersson replaced him. The Audit Committee met nine times in 2012.

The Compensation Committee advises the Board with respect to the compensation to be paid to the directors and executive officers of the Company and is responsible for both advising the Board with respect to the terms of contracts to be entered into with the senior executives of the Company and approving such contracts. The committee also administers the Company’s cash and stock incentive plans and reviews and discusses with management the Company’s Compensation Discussion and Analysis (“CD&A”) included herein. Members of this committee are Messrs. Ringler (Chairman) and Lorch and Dr. Liu. Mr. Nyberg served on the Audit Committee until December 18, 2012, at which time he was replaced by Dr. Liu. The Compensation Committee met five times in 2012.

The Nominating and Corporate Governance Committee identifies and recommends individuals qualified to serve as members of the Board and assists the Board by reviewing the composition of the Board and its committees, monitoring a process to assess Board effectiveness, and developing and implementing the Company’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider stockholder nominees for election to the Board if timely advance written notice of such nominees is received by the Secretary of the Company at its principal executive offices in accordance with the Company’s By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com – About Us – Governance – Certificate and Bylaws. Members of this committee are Dr. Ziebart (Chairman) and Messrs. Lorch and Sakamoto. The Nominating and Corporate Governance Committee met four times in 2012.

The Compliance Committee was formed as a special committee of the Board in June 2011 to assist the Board in overseeing the Company’s compliance program with respect to: (i) compliance with the laws and regulations applicable to the Company’s business and (ii) compliance with Company’s Standards of Business Conduct and Ethics and related policies by employees, officers, directors and other agents and associates of the Company that are designed to support lawful and ethical business conduct by the Company and its employees and promote a culture of compliance. The Compliance Committee also oversees the investigation of any alleged noncompliance with law or the Company’s compliance programs policies or procedures that is reported to the Compliance Committee (except those relating to financial compliance, which are overseen by the Audit Committee). Members of this committee are Dr. Ziebart (Chairman) and Messrs. Alspaugh and Sakamoto. The Compliance Committee works closely with the other committees of the Board, and has two members that also serve on the Audit Committee, and two members that also serve on the Nominating and Corporate Governance Committee. The Compliance Committee met ten times in 2012.

Audit Committee Report

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

The Audit Committee acts pursuant to a written charter first adopted and approved by the Board in 2000 and subsequently amended, with the most recent amendment being adopted in December 2012. The committee’s current charter is posted on the Company’s website, www.autoliv.com – About Us – Governance – Board of Directors – Committees, and can also be obtained free of charge in print by request from the Company using the contact information below. Each member of the Audit Committee is “independent” as defined in, and is qualified to serve on the committee pursuant to, the rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations as promulgated by the SEC. Each member is financially literate and possesses accounting or related financial management expertise, and Mr. Alspaugh has been determined by the Board to qualify as an “audit committee financial expert” as defined by the SEC.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2012 Annual Report on Form 10-K with the Company’s management and independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Company’s independent auditors provided to the Audit Committee the written disclosures required by the Public Company Accounting Oversight Board’s applicable requirements regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee has discussed with the independent auditors the independent auditors’ independence. The Audit Committee reviews and oversees the independence of the independent auditors and has concluded that the independent auditors’ provision of non-audit services to the Company is compatible with the independent auditors’ independence. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the SEC.

The Audit Committee can be contacted regarding accounting, internal accounting controls, or auditing matters as follows:

The Audit Committee

c/o Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 600

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee will receive all such communications after it has been determined that the contents represent a message to the committee.

Robert W. Alspaugh, Chairman

Bo I. Andersson

Dr. Wolfgang Ziebart

Nominating and Corporate Governance Committee Report

The Nominating and Corporate Governance Committee of the Board is responsible for identifying and recommending to the Board individuals that are qualified to serve as directors of the Company and on committees of the Board. The Nominating and Corporate Governance Committee further advises the Board on composition and procedures of committees, and it is responsible for the development of the Company’s Corporate Governance Guidelines and the oversight of the evaluation of the Board, its committees and members of the Company’s management.

The Nominating and Corporate Governance Committee acts pursuant to a written charter first adopted and approved by the Board in 2002 and subsequently amended, with the most recent amendment being adopted in December 2011. A copy of the Charter is available on the Company’s website at www.autoliv.com – About Us – Governance – Board of Directors – Committees and can also be obtained free of charge in print by request from the Company using the contact information below. Each of the members of the committee is “independent” as defined in, and is qualified to serve on the committee pursuant to, the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC.

The committee has also considered and recommended that Mr. Robert W. Alspaugh, Mr. Bo I. Andersson and Dr. Wolfgang Ziebart be nominated for re-election by the stockholders at the Annual Meeting. Each director nominated for re-election is “independent” as defined in the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and rules and regulations promulgated by the SEC.

The Nominating and Corporate Governance Committee will consider a director candidate nominated by a stockholder provided that such nomination is submitted to the committee within the period set forth in Article II, Section 6 of the By-Laws of the Company. In considering candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. Qualifications of director candidates that are considered by the Nominating and Corporate Governance Committee include an attained position of leadership in the candidate’s area of expertise, business and financial experience relevant to the Company, possession of demonstrated sound business judgment, expertise relevant to the Company’s lines of business, independence from management, the ability to serve on standing committees and the ability to serve the interests of all stockholders. The Nominating and Governance Committee routinely considers board candidates with a broad range of educational and professional experience from a variety of countries. While the Board has no separate formal policy, the Company’s By-laws and Corporate Governance Guidelines provide that the backgrounds and experiences of the director nominees shall reflect the global operations of the Company. The current Board consists of directors who are citizens of or reside in multiple countries including the United States, Sweden, Japan, China and Germany and directors with a wide range of management, operating, finance and engineering skills. The Nominating and Corporate Governance Committee, the Board and the Company place a high priority on diversity, placing a particular emphasis on individuals with a wide variety of management, operating, engineering and finance experience and skills as well as individuals from the Company’s different operating regions. The Nominating and Corporate Governance Committee continues to look for opportunities to progress its diversity initiatives further.

The Nominating and Corporate Governance Committee identifies potential director nominees by asking current directors and executive officers to notify the committee if they become aware of persons meeting the criteria described above. The Nominating and Corporate Governance Committee also, from time to time, engages firms that specialize in identifying director candidates. As described above, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. Once a person has been identified by the Nominating and Corporate

Governance Committee as a potential candidate, the committee collects and reviews publicly available information regarding the person to determine whether further consideration should be given to the person’s candidacy. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the committee will contact such person. Generally, if the person expresses a willingness to be considered and serve on the Board, the Nominating and Corporate Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of the qualifications of any other candidates the committee might be considering, and conducts one or more interviews with the candidate. In certain instances, committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have first-hand knowledge of the candidate’s accomplishments. The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether a candidate is recommended by a stockholder.

The Nominating and Corporate Governance Committee can be contacted as follows:

The Nominating and Corporate Governance Committee

c/o Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 600

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee receives all such communication after it has been determined that the content represents a message to the committee.

Dr. Wolfgang Ziebart, Chairman

George Lorch

Kazuhiko Sakamoto

Compensation Committee Duties, Procedures and Policies

The Compensation Committee acts pursuant to a written charter first adopted and approved by the Board in 2002, and subsequently amended, with the most recent amendment being adopted in December 2012. The charter is posted on the Company’s website at www.autoliv.com – About Us – Governance – Board of Directors – Committees, and can also be obtained free of charge in print by request from the Company using the contact information below. Each member of the Compensation Committee has been determined by the Board to be “independent” as defined in, and is qualified to serve on the committee pursuant to, the rules of the NYSE, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC.

The Compensation Committee is responsible for: reviewing annually of the Company’s executive compensation plans in light of the Company’s goals and objectives of such plans; evaluating annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans and together with the other independent directors, determine and approve the Chief Executive Officer’s compensation level based on this evaluation; evaluating annually the performance of the other executive officers of the Company in light of the goals and objectives of the Company’s executive compensation plans, and set the compensation of such other executive officers based on this evaluation; evaluating annually the appropriate level of compensation for Board and committee service by non-employee directors; reviewing and approving any severance or termination arrangements to be made with any executive officer of the Company; reviewing perquisites or other personal benefits to the Company’s executive officers and directors and recommending any changes to the Board; reviewing and discussing with management the CD&A, beginning on page 23 of this Proxy Statement, and based on that review and discussion, recommending to the Board that the CD&A be included in the Company’s annual proxy statement or annual report on Form 10-K; preparing the Compensation Committee Report for inclusion in the annual proxy statement or annual report on Form 10-K; and reviewing the description of the Compensation Committee’s process and procedures for the consideration and determination of executive officer and director compensation to be included in the Company’s annual proxy statement.

The Compensation Committee from time to time uses independent compensation consultants to provide advice and ongoing recommendations regarding executive compensation. In 2012, the Company retained Towers Watson as a compensation consultant. The Compensation Committee also retained an independent advisor, Mr. Gerrit Aronson, who reported directly to the Compensation Committee. For additional information regarding the role of each of these compensation consultants and the scope of their engagement with the Compensation Committee, see page 33 of this Proxy Statement. In addition to providing advice on the amount and form of executive compensation, Towers Watson conducted an employee engagement/quality assurance survey for the Company. The Company paid Towers Watson a total of approximately $350,000 in fiscal 2012 for services provided. Of this amount, approximately $75,000 was paid as a result of the executive compensation consulting work and approximately $275,000 was paid in connection with the aforementioned survey. The decision to use Towers Watson for the employee engagement/quality assurance survey was made by the Vice President of Quality and Manufacturing and the Vice President of Human Resources and was not presented for the approval of the Compensation Committee or full Board. Mr. Aronson did not provide any services in 2012 beyond the scope of his engagement with the Compensation Committee. The Compensation Committee considered the independence of Towers Watson and Mr. Aronson in light of new SEC rules and proposed NYSE listing standards. The Compensation Committee received a letter from each of Towers Watson and Mr. Aronson addressing their independence, including the following factors: (i) other services provided to the Company by each of Towers Watson and Mr. Aronson; (ii) fees paid by the Company as a percentage of Towers Watson’s and Mr. Aronson’s total revenue; (iii) policies or procedures maintained by Towers Watson and Mr. Aronson that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and any member of the Compensation Committee; (v) any Company stock owned by the individual consultants involved in the engagement; and (vi) any business or personal relationships between the Company’s executive officers and Mr. Aronson or Towers Watson or the individual consultants involved in the engagement. The Compensation Committee discussed these considerations and concluded that the work of Towers Watson and Mr. Aronson did not raise any conflict of interest.

The Compensation Committee may form subcommittees for any purpose it deems appropriate and may delegate to any subcommittee such power and authority as it deems appropriate provided that no subcommittee shall consist of fewer than two members and that the Compensation Committee shall not delegate any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole. Under the 1997 Plan, the Compensation Committee may, to the extent that any such action will not prevent the 1997 Plan from complying with rules and regulations, delegate any of its authority thereunder to such persons as it deems appropriate.

The Vice President for Human Resources of the Company generally acts as Secretary of the Compensation Committee.

The Compensation Committee can be contacted as follows:

The Compensation Committee

c/o Vice President Legal Affairs

Autoliv, Inc., Box 70381

SE-107 24 Stockholm, Sweden

Phone: +46 8 587 20 600

Fax: +46 8 587 20 633

E-mail: legalaffairs@autoliv.com

Communications with the committee are not screened and can be made anonymously. The Chairman of the committee receives all such communications after it has been determined that the content represents a message to the committee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised exclusively of directors who have never been employed by the Company and who are “independent” as defined in the applicable rules of the NYSE, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. No executive officer of the Company served as a member of the Compensation Committee of another entity, one of whose executive officers served on the Company’s Compensation Committee. No executive officer of the Company served as a director of another entity, one of whose executive officers either served on the Compensation Committee of such entity or served as a director of the Company.

Compensation Committee Report1

The Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis, and based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2013 Annual Meeting Proxy Statement and incorporated by reference into the Company’s amended 2012 Annual Report on Form 10-K.

James M. Ringler, Chairman

Xiaozhi Liu

George A. Lorch

The Swedish Corporate Governance Code

Swedish companies with shares admitted to trading on a regulated market in Sweden, including the NASDAQ OMX Stockholm Exchange (the “OMX”), are subject to the Swedish Corporate Governance Code (the “Code”). This is a codification of “best practices” for Swedish listed companies based on Swedish practices and circumstances. The Code follows a “comply or disclose” approach; its recommendations are not binding on companies but if its recommendations are not complied with, the deviation must be explained. A non-Swedish company listed in Sweden can either elect to apply the Code or instead apply the corresponding local rules and codes where the company’s shares have their primary listing or where the company is headquartered. If a company elects not to apply the Code, the company must issue an annual statement that it has chosen to comply with a different regulatory regime. As a Delaware company with its primary listing on the NYSE, the Company has elected to apply U.S. corporate governance rules and standards. These U.S. rules and standards are described in the “Corporate Governance” section beginning on page 7 of the Company’s 2012 Annual Report. In addition, this Proxy Statement provides detailed information on various subjects covered by the Code.

[1]	The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

Forward-Looking Statements

This Proxy Statement contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv or its management believes or anticipates may occur in the future. For example, forward-looking statements include, without limitation, statements relating to industry trends, business opportunities, sales contracts, sales backlog, and on-going commercial arrangements and discussions, as well as any statements about future operating performance or financial results.

In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “might,” “will,” “should,” or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words.

All forward-looking statements, including without limitation, management’s examination of historical operating trends and data, are based upon our current expectations, various assumptions and data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements.

Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives discussed herein and the market reaction thereto; changes in general industry market conditions or regional growth or declines; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies; consolidations or restructuring; divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; fluctuation in vehicle production schedules for which the Company is a supplier; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in program awards and performance; the financial results of companies in which Autoliv has made technology investments or joint-venture arrangements; pricing negotiations with customers; our ability to be awarded new business; product liability, warranty and recall claims and other litigation and customer reactions thereto; higher expenses for our pension and other postretirement benefits including higher funding requirements of our pension plans; work stoppages or other labor issues at our facilities or at the facilities of our customers or suppliers; possible adverse results of pending or future litigation or infringement claims; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities dependence on key personnel; legislative or regulatory changes limiting our business; political conditions; dependence on customers and suppliers; and other risks and uncertainties identified in Item 1A “Risk Factors” and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 10-K for the year ended December 31, 2012. The Company undertakes no obligation to update publicly or revise any forward-looking statements in light of new information or future events.

For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update any such statement.

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is information regarding the current executive officers of the Company who are not also directors (information about Mr. Jan Carlson, Director, President and Chief Executive Officer, can be found on page 5):

Mats Adamson, age 53, Vice President Human Resources, appointed on June 1, 2010. Prior to assuming his current position, Mr. Adamson was Senior Vice President Group Human Resources at Swedish Match, a producer of smoke-free tobacco products, cigars and light products listed on the Stockholm Stock Exchange. He had held this position since 2007. From 1994 to 1997, Mr. Adamson was Human Resource Manager for Swedish Match’s Estonian subsidiary. In 1997, he was promoted Human Resource Director for the Swedish Match North European Sales Region and in 1999 to Vice President Human Resources for the Swedish Match North Europe Division. Prior to joining Swedish Match, he held various human resource positions between 1990 and 1994 at Nordbanken, the predecessor of Nordea, the largest bank in the Nordic region. When Mats Adamson started at Nordbanken he came from a successful career in the Swedish military.

Henrik Arrland, age 45, Vice President Purchasing, appointed September 1, 2011. Prior to assuming his current position, Mr. Arrland was Director for Production of Axles worldwide at Scania, the heavy truck maker. He held this position since 2009. From 1990 through 1995 he was Sourcing Manager in Global Purchasing at Scania. He joined Autoliv in 1995 and until 1997 held the position of Manager for Purchasing Coordination. From 1997 through 1998 he was Purchasing Manager at ITT Flygt, the global submersible pump supplier within ITT Group, after which he returned to Scania as Purchasing Manager for Cabs in Global Purchasing. In 2001, he was promoted to Purchasing Director in Trucks & Buses for Scania Latin America located in São Paulo, Brasil and in 2005 to Purchasing Director Powertrain in Scania Global Purchasing. Mr. Arrland has a Polytechnic College Exam and holds a Bachelor’s Degree in Business and Administration from Stockholm University.

Günter Brenner, age 49, President of Autoliv Europe Region, started with Autoliv in that position in January 2009. Before joining Autoliv, Mr. Brenner pursued a successful career within TRW, a competitor of the Company, starting in 1990 as a Manufacturing Engineer for seatbelts and airbags in Alfdorf, Germany. In 1997, he was promoted Head of Engineering of European Seatbelt Manufacturing and, in 1998, General Manager for TRW’s Seatbelt plant in Bergheim, Austria. In 2002, he was promoted to Vice President Operations and Lead Executive with responsibility for TRW’s pan-European Occupant Safety Business. Before leaving TRW, he was Vice President & General Manager, Global Occupant Safety Systems of TRW. Mr. Brenner holds a Bachelor’s Degree in Industrial Engineering. On January 29, 2013, Mr. Brenner notified the Company that he was resigning from his position as President Autoliv Europe, which, at the time of filing this Proxy Statement, the Company anticipates will be effective in the spring of 2013.

Chang Ket Leong (“George Chang”), age 48, President Autoliv Asia, appointed April 1, 2012. Mr. Chang has worked for Autoliv since 1997 when he started his career as Regional Purchasing Manager for Autoliv Asia Pacific. Prior to assuming his current position, he was the President of Autoliv China, an operation that, under his leadership, grew its sales from $10 million in 2000 to more than $1.1 billion in 2011. Mr. Chang holds a Bachelor Degree in Mechanical (Aeronautical) Engineering from the University of Technology in Malaysia and an MBA from the Heriot Watt University in Edinburgh, Scotland.

Steven Fredin, age 51, President Autoliv Americas Region, appointed March 2, 2011. Mr. Fredin has worked for Autoliv since 1988 and has been a key technical leader in virtually all of Autoliv’s product areas. Prior to assuming his current position, he was Vice President Engineering of the Company. Mr. Fredin has also served as Director Global System Development of the Company and Vice President of Seatbelt Development for Autoliv North America. Mr. Fredin holds a Bachelor of Science degree in Mechanical Engineering from Michigan Technological University.

Thomas Jönsson, age 46, joined Autoliv on January 21, 2013 and will assume the position of Vice President of Corporate Communications on May 1, 2013. Prior to joining Autoliv, Mr. Jönsson was Vice President of Brand and External Communications for TeliaSonera, a position he held from June 2010 to December 2012. Before joining TeliaSonera, Mr. Jönsson led an international career in communications working for Nokia, which he joined in 1999. During his 11 years with Nokia, he held various positions in Sweden, the United Kingdom, Finland, and the People’s Republic of China. Mr. Jönsson started his career in communications with Intel Corporation in 1996. He studied Business Administration from the University of Stockholm.

Johan Löfvenholm, age 43, Vice President Engineering, appointed November 1, 2011. Mr. Löfvenholm has worked for Autoliv since 1995 when he started his career as a trainee. Since then he has held several positions within the Company such as Product Development Manager of Autoliv Sweden and Tech Center Director of Autoliv Sweden. In December 2004, Mr. Löfvenholm took on a regional responsibility when appointed Director of Technical & Marketing, Autoliv Asia Pacific. In this role he was also a member of the Asia Pacific Management Team as well as a member of the Autoliv R&D Board. In January 2008, Mr. Löfvenholm was appointed President Autoliv India and was responsible for all Autoliv operations in India and in parallel also engaged in his previous engineering role. In July 2010, Mr. Löfvenholm took on the position as Vice President Electronics Europe, with responsibility for all passive electronic operations in Europe and member of the Autoliv Europe and Electronics Management Board teams. Mr. Löfvenholm holds a Master of Science in Engineering from Chalmers University of Technology in Gothenburg, Sweden.

Svante Mogefors, age 58, Vice President Quality and Manufacturing, appointed to the position on April 1, 2005, after having been Director Corporate Quality of Autoliv AB since 2003. In March 2009, Mr. Mogefors was also appointed Vice President Manufacturing. Mr. Mogefors initially joined Autoliv in 1985 and has experience in several functions and positions within Autoliv, including the areas of product development, process implementations and quality control. Between 1990 and 1996, Mr. Mogefors was for a period President of Lesjöfors Herrljunga AB and for another period President of Moelven E-Modul AB. Mr. Mogefors holds a Master of Science degree from the Chalmers University of Technology in Gothenburg, Sweden.

Mats Ödman, age 62, Vice President Corporate Communications, until his expected retirement from the position on May 1, 2013. Mr. Ödman served in this position since May 1, 1997 and also served as Director of Investor Relations of Autoliv AB since 1994. Prior to joining Autoliv, Mr. Ödman was Vice President Corporate Communications in Fermenta AB and Gambro AB. Prior to that, Mr. Ödman was Investor Relations Manager in New York for Pharmacia AB.

Jan Olsson, age 58, Vice President Research, appointed April 1, 2005. On March 2, 2011, Mr. Olsson was also appointed acting Vice President Engineering, a temporary position he held during 2011 until Mr. Löfvenholm was appointed to the position. Mr. Olsson joined Autoliv in 1987, and was previously Vice President Engineering from 1997 to 2005, President of Autoliv Sverige AB from 1994 to 1997 and Manager of Engineering of Autoliv Sverige AB from 1989 until August 1994. Mr. Olsson holds a Master of Science degree from the Chalmers Institute of Technology in Gothenburg, Sweden.

Steve Rodé, age 51, President Business Area Active Safety and Business Development Electronics, appointed April 1, 2007 and joined Executive Management Team on March 29, 2012. Mr. Rodé joined Autoliv in 2002, as part of the acquisition of Visteon Restraint Electronics. As Vice President of Autoliv Electronics America, he was responsible for successful integration and growth of the North American electronics team. In 2007, he was given responsibility for global electronics and has been a leader in the growth of our Active Safety business. Between 1985 and 2002, he held positions in manufacturing and product development at Ford Electronics and Visteon. Mr. Rodé holds a Bachelor of Applied Science degree in Mechanical Engineering from the University of Waterloo in Canada.

Franck Roussel, age 47 will be the interim President of Autoliv Europe Region upon the effectiveness of Mr. Günter Brenner’s departure. Mr. Roussel is currently Vice President Operations of Autoliv Asia. He joined Autoliv in 1994 and has held several leadership positions such as Plant Manager for Autoliv Turkey and Managing Director for Autoliv Steering Wheels and Inflators, both in China. He is an engineering graduate of C.E.S.T.I. (Institut Supérieur de Mécanique de Paris) where he specialized in mechanical and industrial engineering.

Lars Sjöbring, age 45, Vice President Legal Affairs, General Counsel and Secretary, appointed September 3, 2007. Prior to joining Autoliv, Mr. Sjöbring held various positions with Telia AB, the predecessor to TeliaSonera AB; Skadden Arps, Slate, Meagher and Flom LLP; and most recently prior to joining Autoliv, was Director Legal, M&A at Nokia Corp. Mr. Sjöbring holds Master of Law degrees from the University of Lund, Sweden; Amsterdam School of International Relations (ASIR), the Netherlands; and Fordham University School of Law, New York, New York. Mr. Sjöbring is admitted to practice in the State of New York.

Mats Wallin, age 48, Vice President and Chief Financial Officer, appointed July 9, 2009 after having been Corporate Controller of Autoliv, Inc. since 2002. Mr. Wallin was also acting CFO of the Company for four months during 2008. Mr. Wallin joined Autoliv in 2002, and oversaw the initial implementation of compliance procedures relating to the Sarbanes-Oxley Act (SOX). Between 1985 and 2002 Mr. Wallin held various positions in ABB, a global leader in power and automation technologies. He holds a Bachelor of Science in Business Administration and Economics from the Uppsala University, Sweden.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2012 for each person known by us to beneficially own more than 5% of our common stock, except where otherwise noted, and as of February 22, 2013 by: (i) each director and nominee; (ii) our named executive officers (as defined on page 23 below); and (iii) all of our directors, named executive officers and executive officers as a group.

	Common Stock Beneficially Owned(1)(2)

Name of Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Alecta pensionsförsäkring, ömsesidigt(3)
Regeringsgatan 107, SE-103 73
Stockholm, Sweden	9,139,000	9.6%
AMF Pensionsförssäkring AB (4)
Klara Södra Kyrkogata 18, SE-113 88
Stockholm, Sweden	6,771,695	7.1%

Directors and Named Executive Officers
Robert W. Alspaugh	3,919	*
Bo I. Andersson	751	*
Günter Brenner(5)	8,955	*
Jan Carlson	144,381	*
George Chang	11,254	*
Steve Fredin	21,039	*
Xiaozhi Liu	819	*
George A. Lorch	1,122	*
Lars Nyberg	6,638	*
James M. Ringler	1,783	*
Kazuhiko Sakamoto	819	*
Mats Wallin	32,667	*
Wolfgang Ziebart	819	*

All directors, named executive officers and executive officers as a group (21 individuals)(6)	474,413	*

* Less than 1%

(1)	Based on 95,514,620 shares of the Company’s common stock outstanding as of February 22, 2013. The figures in the table and notes thereto represent beneficial ownership and sole voting and investment power except where indicated.

(2)	Includes shares which the following individuals have the right to acquire upon exercise of options exercisable within 60 days and restricted stock units vested as of February 22, 2013, or within 60 days therefrom: Günter Brenner, 8,955 shares, Jan Carlson, 93,280 shares, George Chang, 8,588 shares, Steve Fredin, 18,706 shares, and Mats Wallin, 28,159 shares.

(3)	The amounts shown and the following information were provided by Alecta pensionsförsäkring, ömsesidigt pursuant to Amendment No. 3 to its Schedule 13G filed with the SEC on February 12, 2013, indicating beneficial ownership as of December 31, 2012. Alecta pensionsförsäkring, ömsesidigt reported sole power to vote and dispose of all such shares.

(4)	The amounts shown and the following information were provided by AMF Pensionsförssäkring AB to the Company pursuant to its Schedule 13G filed with the SEC on March 18, 2013 indicating beneficial ownership as of December 31, 2012. AMF reported shared power to vote and dispose of all such shares with AMF Fonder AB.

(5)	On January 29, 2013, Mr. Brenner notified the Company that he was resigning from his position as President Autoliv Europe, which the Company anticipates will be effective in the late spring of 2013.

(6)	Includes 354,537 shares issuable upon exercise of options exercisable within 60 days and vesting of RSUs as of February 22, 2013.

RESPONSES TO STOCKHOLDER COMMENTS

We are committed to regularly corresponding with and listening to our stockholders. We also answer and, where appropriate, address stockholder concerns, including those raised by proxy advisors such as Glass-Lewis and ISS. In response to current themes in corporate governance, comments received in recent years, and as a reflection of the Company’s commitment to the highest standards of corporate governance, the Company notes the following:

Independent Chairman of the Board

Our previous Chairman, Mr. Lars Westerberg, was deemed independent under SEC and NYSE regulations as of April 2010. However, because he was a former executive of the Company, he did not qualify as independent under the standards applied by some proxy advisory firms. Our current Chairman, Lars Nyberg, is an independent director under rules of the NYSE and SEC and, we believe, under the relevant standards applied by major proxy advisory firms.

Stock Ownership Guidelines for Directors and Executives

In 2012 the Board adopted stock ownership guidelines (a) for non-employee directors (effective January 1, 2012) and (b) for our executive officers (effective January 1, 2013).

Classification of the Board

We intend to present a proposal to the stockholders at the 2014 annual meeting to amend the Company’s Restated Certificate of Incorporation to provide for the annual election of all directors. See page 7.

Local Market and Modified Single Trigger Change-in-Control Provisions

We have traditionally provided our executives with contractual change-in-control and severance benefits. While we do not intend to modify our existing agreements, over the past several years Autoliv has included updated provisions in its severance agreements for newly hired executives that provide benefits more in line with the local market practices where each executive resides. This has generally resulted in less-generous change-in-control provisions for executives. In 2011, the Company adopted a policy that any future severance agreements for newly hired executives will include double-trigger benefits (which are provided to the individual only if there is both the occurrence of a change in control and the involuntary or constructive termination of the individual within a designated protection period), rather than modified single-trigger arrangements (which are paid to an individual if the individual voluntarily terminates employment during a specified period following a change in control). Several of our executives, including two of our named executive officers, Steve Fredin and George Chang, currently have agreements with double-trigger arrangements. In 2012, the Company determined that, for newly-hired executives, change-in-control severance protection will only be offered if consistent with local market practice.

Discretionary Preferred Stock

The Board is authorized to issue up to 25,000,000 shares of preferred stock and has authority to determine voting rights, dividends, and conversion privileges for such preferred stock without separate stockholder approval. While some criticize the availability of this mechanism, the Board believes that this “discretionary preferred stock” is an important tool for the Board to maximize stockholder value if one stockholder or group seeks to exercise influence over the Company’s policies to the detriment of other stockholders.

Long-Term Incentives in 2012

Compared to our U.S. peers, our management has a lower percentage of its total compensation composed of “at-risk” pay, which has been questioned by some as not providing a strong enough incentive for long-term growth. This was exaggerated by the flat LTI values over the past five years, while other compensation components increased. In order to address this lack of a proportional increase in LTI value, and to increase the overall “at-risk” pay, the Compensation Committee has increased the 2013 LTI values by approximately 25%.

Performance-Based LTI Programs

The Company believes its LTI programs for executives are useful for aligning their interests directly with stockholders and focuses on long-term stockholder value. The Board believes the relatively modest equity awards, including the approximately 25% increase in 2013 described above, provide an appropriate level of equity without incentivizing inappropriate risk-taking that may result from more highly leveraged performance-based equity awards.

Discretion to Adjust Awards

The Compensation Committee has the discretion to adjust STI awards for extraordinary events. One proxy advisor suggested that this discretion should be eliminated or limited. The Board believes that such discretion is a useful tool by which the Compensation Committee can address extraordinary events. No such adjustments have been made since 2007, including during the extraordinary financial crisis in 2008-2009 (at which time no STIs were awarded), which demonstrates the caution with which the Compensation Committee applies this authority.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) describes the material elements of compensation awarded to, earned by, or paid to each of the Company’s “named executive officers” during the last completed fiscal year, and discusses the principles and decisions underlying our executive compensation policies and the most important factors relevant to an analysis of these decisions and policies.

In accordance with the relevant rules and regulations promulgated by the SEC, our “named executive officers” are Jan Carlson, our CEO, Mats Wallin, our CFO, and our three other executive officers who had the highest total compensation during 2012: Günter Brenner (President Autoliv Europe)1, George Chang (President Autoliv Asia), and Steven Fredin (President Autoliv Americas).

Executive Summary

The following provides a brief overview of our fiscal 2012 compensation program:

•

We did not make any significant changes to the Company’s compensation components from 2011 to 2012. Total direct compensation for our named executive officers in 2012 continued to consist of base salary, target annual non-equity incentives, and long-term equity incentives.

•

In determining compensation for 2012 the Compensation Committee decided to use a more local market practice approach, applying only a Swedish peer group for officers located at our Company’s headquarters in Sweden. For executives located outside of Sweden, the Compensation Committee continued to review local market surveys for the regions in which such executives are located, as it has in prior years. Base salary, short-term and long-term incentive levels are benchmarked against the Swedish peer group company for executives located in Sweden, and reviewed against the local market surveys for executives located outside Sweden.

•

The Compensation Committee’s objective is for our named executive officers’ total direct compensation (base salary plus target annual non-equity incentive award plus the expected value of long term incentives) to approximate the market median (+/- 25%). Base salary should comprise, on average over time, 40% of total direct compensation for the CEO and 50% for other named executive officers.

•

The compensation of our named executive officers is significantly affected by our financial results. Our annual non-equity incentive is based on our operating income, and operating income in 2012 was 21% lower than in 2011. As a result, each of our named executive officers earned significantly below the target payout for annual non-equity incentive awards in 2012.

•

The value of the long-term incentive awards granted to our executive officers for each of the past five years has remained unchanged, which has had the effect of reducing the percentage of total direct compensation that is “at-risk.” In light of this five-year period of flat LTI awards, and after considering the benefits of tying a significant portion of total direct compensation to long term incentives, the Compensation Committee increased the value of LTI awards granted in 2013 by approximately 25%.

•	Effective January 1, 2013, the Company adopted new stock ownership guidelines for its executive officers. Pursuant to these guidelines, each executive officer is expected to

[1]	On January 29, 2013, Mr. Brenner notified the Company that he was resigning from his position as President Autoliv Europe, which the Company anticipates will be effective in the spring of 2013.

accumulate and hold shares of Company common stock having a value (i) at least equal to 2x his annual base salary, in the case of the CEO, and (ii) 1x annual base salary, in the case of each executive other than the CEO. Executives are expected to make continuous progress toward their respective ownership requirements. Until the executive has satisfied the stock ownership guidelines, he or she will be required to retain 75% of the net sales proceeds (i.e., after taxes and fees) of the shares received upon settlement of restricted stock units granted on or after January 1, 2013.

•

The Compensation Committee adopted revised termination and severance guidelines for senior executive officers, pursuant to which any employment and/or severance agreement entered into with newly-hired senior executive officers will provide severance benefits based on local market practices. The Compensation Committee expects these guidelines will result in more modest severance benefits compared to the benefits of our current executive officers.

2012 Executive Compensation Program

The following section of this CD&A focuses on the compensation paid to the named executive officers during 2012. A discussion of the Company’s compensation philosophy and program as a whole follows this section, and information regarding the market data referred to in this section may be found later in this CD&A.

2012 Total Direct Compensation

In reviewing and setting each element of compensation for 2012, the Compensation Committee reviewed 2011 total direct compensation levels against the median of the market data described later in this CD&A, with the objective of being within +/-25% of that median. Mr. Carlson’s and Mr. Wallin’s 2011 total direct compensation was within the targeted range of the market median of the Swedish peer group in the same period. Mr. Brenner’s and Mr. Fredin’s 2011 total direct compensation was below the targeted range of the market median of the German and U.S. market data (respectively) in the same period. Mr. Chang’s 2011 total direct compensation was consistent with that of our other Region Presidents — as discussed below, the Compensation Committee did not review market data for Mr. Chang for purposes of setting compensation levels for 2012, and, instead, primarily relied on internal benchmarks among other Company Region Presidents.

Messrs. Brenner’s and Fredin’s total direct compensation were each below the targeted range primarily due to the target annual non-equity incentive award and the expected value of long term incentives being below the median of the local German or U.S. market data, respectively. The Compensation Committee determined that, despite their total direct compensation being outside the targeted range, no changes were necessary considering the planned increase in long-term incentive awards to be implemented in 2013.

2012 Base Salaries

In determining base salary levels for 2012, the Compensation Committee reviewed the relevant market data (including 2011 total direct compensation levels), the Company’s financial performance in 2011, the individual performance of each named executive officer (both throughout the course of their tenure with the Company and during 2011), information provided by the Vice President, Human Resources, and the recommendations of the CEO with respect to the base salaries for the named executive officers other than himself. Based on such review, the Compensation Committee approved the following adjustments:

•	Mr. Carlson’s 2011 base salary was 21% below the median base salary for the Swedish peer group in the same period. Based on such market data and the Compensation

Committee’s review as described above, the Compensation Committee approved a 10% base salary increase in 2012. Mr. Carlson’s base salary comprised approximately 48% of his total direct compensation in 2012.

•

Mr. Wallin’s 2011 base salary was approximately 12% below the median base salary for the Swedish peer group in the same period. Based on such market data and the Compensation Committee’s review as described above, the Compensation Committee approved an 11% base salary increase in 2012. Mr. Wallin’s base salary comprised approximately 56% of his total direct compensation in 2012.

•

Mr. Brenner’s 2011 base salary was approximately 12% higher than the median base salary reflected in the German market data in the same period. Based on such market data and the Compensation Committee’s review as described above, the Compensation Committee approved a 4% base salary increase in 2012. Mr. Brenner’s base salary comprised approximately 57% of his total direct compensation in 2012.

•

Mr. Chang commenced his new role as President Autoliv Asia in 2012 and, in recognition of such new role and related increase in responsibility, the Compensation Committee approved a 15% base salary increase in 2012. As discussed in greater detail later in this CD&A, the Compensation Committee reviewed internal benchmarks, comparing compensation of other Region Presidents, and did not review Mr. Chang’s base salary against any market data for purposes of setting base salary for 2012. Mr. Chang’s base salary comprised approximately 55% of his total direct compensation in 2012.

•

Mr. Fredin’s 2011 base salary was approximately 14% lower than the median base salary reflected in the U.S. market data in the same period. Based on such market data and the Compensation Committee’s review as described above, the Compensation Committee approved a 7% base salary increase in 2012, based on the base salary Mr. Fredin would have received in 2011 if he had been President of Autoliv Americas for the entire year. Mr. Fredin’s base salary comprised approximately 53% of his total direct compensation in 2012.

2012 Annual Non-Equity Incentive Awards and Total Target Cash Compensation

Our named executive officers have an opportunity to earn an annual non-equity incentive based upon the Company’s Operating Income. Target amounts are reflected as a percentage of each executive’s base salary. In addition to the 2011 total direct compensation levels discussed above, in determining the target annual non-equity incentive opportunities for the named executive officers other than for Mr. Chang, the Compensation Committee also considered (i) the total target cash compensation (base salary plus target annual non-equity incentive award) of each named executive officer compared to the median of the relevant market data in 2011, and (ii) the percentage of total direct compensation comprised of the below target annual non-equity incentive compensation in 2012, each of which is summarized below.

•

Mr. Carlson’s 2011 total target cash compensation was 3% below the median of the Swedish peer group in the same period. Mr. Carlson’s target annual non-equity incentive award for 2012 comprised approximately 29% of his total direct compensation in 2012.

•

Mr. Wallin’s 2011 total target cash compensation was 12% below the median of the Swedish peer group in the same period. Mr. Wallin’s target annual non-equity incentive award for 2012 comprised approximately 20% of his total direct compensation in 2012.

•

Mr. Brenner’s 2011 total target cash compensation was 16% below the median of the German market data in the same period. Mr. Brenner’s target annual non-equity incentive award for 2012 comprised approximately 26% of his total direct compensation in 2012.

•

Mr. Chang’s annual non-equity incentive award is consistent with that of our other Region Presidents and the Compensation Committee did not review 2011 market data for Mr. Chang. Mr. Chang’s target annual non-equity incentive award for 2012 comprised approximately 25% of his total direct compensation in 2012.

•

Mr. Fredin’s 2011 total target cash compensation was 29% below the median of the U.S. market data in the same period. Mr. Fredin’s target annual non-equity incentive award for 2012 comprised approximately 24% of his total direct compensation in 2012.

Based in part on its review of the relevant market data (including 2011 total direct compensation levels), and in part on the individual performance of each named executive officer, information provided by the Vice President, Human Resources, and the recommendations of the CEO with respect to the target amounts for the named executive officers other than himself, the Compensation Committee determined not to make any changes to the target annual non-equity incentive opportunities for any of the named executive officers from 2011. The target annual non-equity incentive opportunity for each of the named executive officers is set forth on page 38 of this Proxy Statement.

The Company’s 2012 Operating Income was approximately 79% of 2011 Operating Income; accordingly, each named executive officer received a below-target level annual non-equity incentive award.

2012 Equity Incentive Awards

Equity incentive awards in the form of stock options and restricted stock units are an important component of our named executive officers total direct compensation. In addition to reviewing the 2011 total direct compensation levels discussed above, in determining the assumed value of equity incentive awards to grant to each of the named executive officers other than for Mr. Chang in 2012, the Compensation Committee also considered the percentage of total direct compensation comprised of the assumed value of the executive’s equity incentive awards, as summarized below. The “assumed value” of the equity awarded to the named executive officers is discussed on page 31 below, under the heading “How We Value Equity Awards,” and the amounts are set forth on page 40 of this Proxy Statement.

•	The assumed value of Mr. Carlson’s 2012 equity award comprised approximately 23% of his total direct compensation in 2012.

•	The assumed value of Mr. Wallin’s 2012 equity award comprised approximately 25% of his total direct compensation in 2012.

•	The assumed value of Mr. Brenner’s 2012 equity award comprised approximately 17% of his total direct compensation in 2012.

•	The assumed value of Mr. Chang’s 2012 equity award comprised approximately 21% of his total direct compensation in 2012.

•	The assumed value of Mr. Fredin’s 2012 equity awards comprised approximately 23% of his total direct compensation in 2012.

Based on its review of the relevant market data (including 2011 total direct compensation levels), in 2012, the Compensation Committee decided not to adjust the assumed value of equity incentive awards from 2011 values.

2012 Additional Benefits

The Company’s executive compensation program also includes pension and other retirement benefits (see page 31) and certain other items of compensation, such as a Company car. Based on the advice from Towers Watson, the Compensation Committee believes these benefits are appropriate for each of our named executive officers. However, the Compensation Committee does not include the value of these benefits in the executive’s total direct compensation, and therefore such benefits are excluded from the analysis above.

Compensation Philosophy and Overview

The Company believes that to achieve its strategic and financial objectives, it is necessary to attract, motivate and retain above-average management talent. In addition, total compensation offered to our executive management should ideally be based on local markets yet provide a shared responsibility for overall Company results which is aligned with the interests of the Company’s stockholders. Our compensation strategy is therefore based on principles of performance, competitiveness and fairness. In order to further these objectives, the Company sought a balanced distribution of fixed and variable incentive compensation elements over time by using several components of compensation. The Company believes that such a balanced compensation structure focuses our executive officers on long-term value stockholder value while providing fewer incentives for undue risk in the short-term.

We also consider the competitive environment where our significant operations and markets are located in order to provide a compensation package that optimizes value to the participant and cost to the Company. The Compensation Committee and management believe that it is their responsibility to use discretion and make informed judgments as to individual compensation packages or pay levels that may occasionally deviate above or below our target pay strategy based on such factors as:

•	Individual performance and potential relative to market.

•	Long-term succession planning and talent management.

•	Business conditions in our industry or the market overall as well as business or regulatory conditions in the executive’s area of responsibility.

•	Cases where individuals are asked to step into new roles and responsibilities for specific projects or strategic initiatives.

To meet our compensation philosophy, the compensation programs we provide have the following objectives:

OBJECTIVES

Objective A	Offer total compensation and benefits sufficient to attract, motivate and retain the management talent necessary to ensure the Company’s continued success

Objective B	Align the interests of the executives and the stockholders

Objective C	Reward performance in a given year and/or over a sustained period using straightforward programs to communicate our performance expectations

Objective D	Encourage company-wide cooperation among members of the executive, regional and business unit management teams and throughout the Company

Key Elements of Executive Compensation Program

With these objectives in mind, our Compensation Committee has built an executive compensation program within a framework that includes three principal compensation components: base salary, annual non-equity incentives, and equity incentives pursuant to our long-term stock incentive program. The Company’s compensation program also includes pension benefits and additional contractual arrangements to clarify the Company’s and the executive’s obligations under separation events such as a termination of employment or change in control of the Company.

The following tables summarize each of these programs, including how we establish and administer the compensation, benefits and executive programs and agreements. The Company generally sets cash-based compensation (including for all of our named executive officers) in the local currency of the country of service. Accordingly, the Company set compensation in Swedish kronor (“SEK”) for Messrs. Carlson and Wallin, in Euros (“EUR”) for Mr. Brenner, in U.S. dollars (“USD”) for Mr. Fredin and in Chinese Yuan Renminbi (“CNY”) for Mr. Chang. The exchange rate trend of the U.S. dollar impacts the U.S. dollar amounts of compensation reported in this Proxy Statement. For ease of reference, we use the following exchange rates for 2012 (1 USD = 0.77 EUR = 6.63 SEK = 6.23 CNY) throughout this Proxy Statement. For historic numbers, we have converted the compensation paid in prior years by the same exchange rate in order to facilitate comparison. Thus, while the historic amounts paid do not change, due to fluctuations in exchange rates, amounts reflecting historic figures in this Proxy Statement may differ significantly from disclosure in previous years.

We also note that the exchange rate prevailing at the time of the Compensation Committee’s review of compensation levels (generally this occurs in the December prior to the year in which the compensation is paid) may vary, compared to the exchange rates prevailing at the time this Proxy Statement is filed (generally the proxy statement is prepared early in the year following the year in which the compensation was paid).

Annual Compensation – Base Salary – Objective A

Purpose. Provides a set level of pay that sustained individual performance warrants. We believe a competitive base salary is important to attract and retain an appropriate caliber of talent for the position.

How We Determine Base Salaries. The initial base salary pay levels are primarily a function of the Compensation Committee’s assessment of the market where the executive will be located, the compensation required to induce the executive to accept a position at the Company and the Company’s need to fill the position either internally or externally.

The base salaries of our named executive officers are reviewed every year. The Compensation Committee considers changes in base salary levels after it reviews the base salary levels of the relevant peer group or local market data (per position), as well as the level of base salary annual increases in each of the major markets from where the Company may source executive talent. The Compensation Committee seeks to meet median base salary levels of the relevant peer group or local market data over time (please see the section on “Executive Compensation Process” below). For 2012, this adjustment process applied to all named executive officers.

In addition to market data, the Compensation Committee also reviews Company’s financial performance, the named executive officers’ individual performance, input from the Vice President, Human Resources, and the recommendations of the CEO with respect to the base salaries for the named executive officers other than himself. The Compensation Committee reviews, provides feedback and approves final recommendations for our named executive officers.

Historically, base salaries for our named executive officers and other senior executive officers have comprised roughly half of the total of the three elements of total direct compensation mentioned earlier in this CD&A.

Annual Compensation – Annual Non-Equity Incentives – Objectives A, B, C & D

Purpose. Recognizes short-term performance against established annual financial performance goals of the Company (payable in the year following the year in which it was earned).

How We Determine Annual Non-Equity Incentives. For our named executive officers and most other executives, the Company pays an annual non-equity incentive based on a “target amount” and the Company’s “Operating Income.” Target amounts are a percentage of the executive’s base salary (for details on the target amounts for our senior executives see page 38). Annual non-equity incentive awards are determined by awarding a percentage of the target amount based on the Company’s “Operating Income” in the year for which bonus is calculated compared with the previous year’s Operating Income.

•	Threshold: If the Operating Income is 70% or less of the previous year’s Operating Income, the Company does not pay any annual incentive.

•	Maximum: If the Operating Income is 130% or more of the previous year’s Operating Income, the payment equals two times the target amount, the maximum payout under the program.

•

Target: Where the relevant Operating Income is between 70% and 130% of the previous year’s Operating Income, the incentive is calculated through linear interpolation (“along a straight line”) between said levels.

For more information on these profit targets, please see the table in the section “Executive Compensation Implementation – Annual Non-Equity Incentive” below.

The Company believes that using a single, established profit measure provides clear direction to our executives and promotes our goal of a “one team” approach through shared responsibility for overall results. In addition, the Company believes that a single performance metric enhances the transparency of our annual incentive program and provides easy-to-understand information to our investors. Finally, we believe a metric based on overall Company performance rather than individual or local performance mitigates the risk of excessive risk-taking that could arise from individual performance based incentives. We believe this simple, transparent approach supports good corporate governance, a belief that is evidenced by the program operating largely unchanged for several years.

However, the Company also recognizes that using a single performance metric has limitations. For instance, where the overall market for the Company’s products is impacted by extraordinary economic circumstances, a single performance metric based on profit may result in no annual non-equity incentive awards being attainable, even if the Company out-performs its competitors and the overall market. Similarly, extraordinary, non-recurring events may also impact whether annual non-equity incentive awards are attained or not, resulting in unintended incentives for management. Therefore, the Compensation Committee may exercise its discretion, subject to the terms and conditions of the Company’s compensation plans, to propose certain adjustments to this performance metric. The Compensation Committee has not exercised such discretion in recent years, including 2012.

The Compensation Committee reviews the annual non-equity incentive opportunities for each of our named executive officers every year. Historically, target annual non-equity incentive opportunities for our named executive officers have comprised approximately 20-30% of our named executive officers’ total direct compensation.

Long-term Incentives – Equity Incentives – Objectives A, B & C

Purpose. The Company believes that equity ownership in the Company provides our executive officers with a long-term incentive to build value for our stockholders. We award both stock options and restricted stock units (RSUs) under our stock incentive program.

•	Options have value only if the stock price increases over time and thus reward creating value for stockholders.

¡

This characteristic ensures that our named executive officers have a meaningful portion of their compensation tied to future stock price increases and there is an upside incentive for positive stock price performance.

¡	In periods of flat or negative stock performance, however, options provide only limited retention value.

•

The compensation value of an RSU does not depend solely on future stock price increases. Although the value of an RSU may fluctuate over time based on the stock price, the Company believes that RSUs provide a more powerful tool to retain valuable executives because:

¡	RSUs are easy to understand and communicate;

¡	RSUs balance the issuance of options in that they help to mitigate leverage and reduce the incentive to focus on short-term growth;

¡	by vesting after three years, RSUs encourage the executive to stay with the Company or forfeit significant accumulated value, even in periods of flat or negative stock performance; and

¡	by vesting after three years, RSUs also mitigate excessive risk-taking by focusing management on long-term value creation and avoiding excessive risk taking.

The Compensation Committee generally allocates equity incentives at a ratio of three options per RSU granted to our named executive officers.

How We Determine Long-Term Incentives. The Compensation Committee begins its process for determining the grant levels based on a review of competitive market pay levels and trends provided by the independent compensation consultants, a review of historical grant levels, and the recommendations of our CEO for grants to senior executives. The Compensation Committee then approves the number of stock options and RSUs to be granted to the CEO and to other senior executives (including the other named executive officers). The Compensation Committee has delegated the authority for the determination and allocation of certain grants under our long-term incentive plan to the CEO, subject to established grant limits and the Compensation Committee’s review.

Over time, the Compensation Committee has granted equity to our named executive officers at levels consistent with the overall long-term incentive levels outlined below. The Compensation

Committee also considers the resulting total direct compensation of our named executive officers relative to the benchmark median levels of total direct compensation of our peer groups or local market data, subject to any modifications the Compensation Committee believes are necessary, based on individual performance, industry conditions and other criteria as discussed in “Compensation Philosophy and Overview” above.

Where deemed necessary, the Compensation Committee may also grant stock options and/or RSUs for retention or compensation purposes outside the normal annual grant process and/or in connection with new hires.

How We Value Equity Awards. For accounting purposes, and to calculate the grant-date fair value of awards for disclosure in this Proxy Statement, we follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. However, when internally assessing and communicating equity compensation, we use a simplified model which assumes that the value of an RSU is the closing price for a share of our common stock on the NYSE on the day of the grant and that the value of an option is one-third that of an RSU. While admittedly simplified, this provides a simple and understandable tool to communicate the value of equity awards internally.

Long-term incentives for our named executive officers are intended to represent a significant part of their total direct compensation. Historically, the assumed value of long-term incentive awards has comprised approximately 30-40% of our named executive officers’ total direct compensation. As discussed earlier in this CD&A, the assumed value of the 2012 equity awards was below this range for the past few years. Accordingly, the Compensation Committee adjusted long-term incentive award values effective for 2013, as discussed earlier in this CD&A.

Retirement/Post-Employment Compensation – Pension / Retirement Benefits – Objective A

Autoliv operates certain supplemental retirement benefit programs, in addition to the mandatory programs required by local national statutes, and pays pension benefit premiums for our named executive officers that are competitive with customary local practice. The programs’ terms are as follows:

Defined Contribution Programs (individual retirement investment from Company contributions). Since 2007, all newly hired or promoted senior executives participate in defined contribution plans rather than defined benefit plans (with the exception of certain senior executives that participate in location-specific defined benefit plans, as in the case of Mr. Fredin). Currently, our CEO, our CFO, and Messrs. Brenner and Chang participate in this plan. The Company contributes a percentage of each executive’s annual base salary to the plan, as follows: (I) Mr. Carlson, 40%; (ii) Mr. Wallin, 35%; (iii) Mr. Brenner, 30%; and (iv) Mr. Chang, 25%. Effective January 1, 2013, in consideration of the CEO’s total compensation, the Committee concluded that an increase in pension contribution was appropriate, and the Compensation Committee approved an increase in the amount the Company contributes to Mr. Carlson’s defined contribution plan from 40% to 48% of base salary.

During 2012, Mr. Fredin participated in a 401(k) plan available to U.S. based employees. Under this plan, the Company makes an employer matching contribution equal to 100% of the first 3%, and then equal to 50% of the next 2%, of employee contributions (expressed as percentage of base pay), up to certain limits. Mr. Fredin also participated in a non-qualified defined contribution plan, pursuant to which the Company matches 80% of employee contributions up to 7% of annual base pay.

Defined Benefit Program. As noted above, since 2007, with certain exceptions, all newly hired or promoted senior executives participate in a defined contribution plan rather than a defined benefit plan. The program’s normal retirement age, with certain exceptions, is 65. Mr. Carlson participated in a

Company defined benefit plan prior to becoming CEO. Mr. Fredin participates in a U.S. tax-qualified defined benefit plan, as well as a supplemental defined benefit plan. Additional information regarding these plans is described later under “Pension Benefits.” Other than Messrs. Carlson and Fredin, none of our named executive officers are parties to a defined benefit arrangement with the Company.

Based on advice from our benefits consultants, the Company believes these benefits are consistent with the benefits of companies in the levels of large Swedish companies. The Company periodically reviews competitive market practices to take advantage of cost-saving opportunities and to ensure our pension benefits are competitive and cost efficient for our non-executive officers and for the Company.

Retiree Medical Plan. Mr. Fredin is covered by a retiree medical plan, pursuant to which, upon his attaining age 55 and a minimum of 15 years of service, the Company will make a premium contribution of $33.33 per month for each year of service from age 55 to 65 and $8.33 per month for each year of service for ages 65 and over. This plan was available to all employees of Autoliv ASP hired prior to 2004, at which time the plan was frozen to new participants. The plan may be terminated at any time for both current employees and current retirees/participants with no obligation or benefit payout.

Retirement/Post-Employment Compensation – Change in Control/Severance – Objectives A & B

Each of our named executive officers has an employment agreement with the Company, pursuant to which he is entitled to certain severance benefits in the event of his termination of employment. A detailed summary of the terms of these agreements is provided on pages 47-52 of this Proxy Statement.

In addition, each of our named executive officers has a change-in-control (“CiC”) severance agreement with the Company, pursuant to which the executive is entitled to certain severance benefits in the event of his termination of employment in connection with a CiC (which benefits would be in lieu of any benefits under the employment agreement). These arrangements are provided to our most senior executive officers as a competitive pay package component to encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes. A detailed summary of the terms of these agreements is provided on pages 47-52 of this Proxy Statement.

Each of Messrs. Carlson’s, Wallin’s and Brenner’s CiC agreements contains a “modified single-trigger,” which means that the executive may terminate his employment for any reason during the 30-day period commencing one year after the change in control and be entitled to severance benefits provided under the agreement. While the Company has not amended their agreements, in December 2010, the Board of Directors approved a policy limiting future CiC severance agreements to a “double-trigger” arrangement, which means that the severance benefit is not provided unless the participant incurs an involuntary termination within a designated period following a CiC. Messrs. Chang’s and Fredin’s CiC agreements are consistent with this policy. In addition, in November 2011, the Board of Directors approved a policy providing that new hires will receive CiC severance benefits, if at all, in accordance with local market practice, as opposed to all officers receiving the same CiC severance benefits by reason of being an officer.

Pursuant to the 1997 Plan, outstanding equity awards will become fully vested upon the occurrence of a CiC. The “change-in-control” definition contained in the 1997 Plan and change-in-control severance arrangements is predicated on actual consummation of a corporate transaction, such as a merger, rather than upon stockholder approval of the transaction. This avoids an inadvertent “early trigger” of any CiC provisions should the transaction fail to close.

We do not provide tax gross-up protection for CiC excise taxes (i.e., U.S. taxes under Section  4999 of the Internal Revenue Code applied to change-in-control payments that exceed certain amounts) to our named executive officers.

Results of 2012 Say-On-Pay Proposal

At our annual meeting of stockholders held on May 8, 2012 approximately 76% of the stockholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers, while approximately 15% voted against (with approximately 9% abstaining). In considering the results of this most recent advisory vote on executive compensation, our Compensation Committee concluded that the stockholder vote reflects strong stockholder support of the compensation paid to our named executive officers and the compensation philosophy and objectives of the Company. The Compensation of our named executive officers was overwhelmingly supported by our U.S. stockholders, with lower levels of support among our SDR holders.

The Company will continue to conduct an annual advisory vote on executive compensation until the next scheduled vote regarding the frequency of stockholder advisory voting on the compensation of executives, which is scheduled to occur at the 2017 annual meeting.

Executive Compensation Process

The Role of the Compensation Consultants and Market Data. The Compensation Committee periodically solicits the advice of compensation consultants during the fiscal year to ensure that the Company’s compensation program is competitive with compensation programs offered by the companies in its peer group and companies in the markets in which the named executive officers are located. The Compensation Committee annually reviews our named executive officers’ pay levels and target incentive opportunities versus the competitive market and considers information provided by the consultants regarding trends, input from the Vice President, Human Resources, the CEO’s recommendations as to compensation for our named executive officers (other than himself) and other relevant factors as discussed above in the “Compensation Philosophy and Overview” section.

In 2012, the Company retained Towers Watson. At the direction of the Compensation Committee, Towers Watson was assigned specific tasks related to compensation of senior executive officers including (i) review of peer group and pay changes in the 2012 employment market, (ii) provide market assessment surveys regarding our named executive officers outside of Sweden, and (iii) remuneration analysis for the Compensation Committee.

During 2012, as it had done in the past few years, the Compensation Committee also engaged an independent advisor, Mr. Gerrit Aronson, who reported directly to the Compensation Committee. During 2012, Mr. Aronson attended all Committee meetings and provided independent perspectives and advice to the Compensation Committee on various aspects of the Company’s total compensation system and the market environment in which the Company operates. The Compensation Committee also participated in broad-based compensation surveys conducted by Mercer Human Resource Consulting AB (“Mercer”) for the Swedish market. Mercer was not, however, engaged by the Company or the Compensation Committee as a compensation consultant in 2012.

The Compensation Committee’s objective is for our named executive officers’ total direct compensation (base salary plus target annual non-equity incentive plus the expected value of long-term incentives), to approximate the market median, +/- 25%. The Compensation Committee intends, in those instances where our named executive officers’ base salary and non-equity incentive levels deviate from the median, to further align such elements of compensation with the relevant market data over time. In addition, the Compensation Committee reviewed the median total target cash compensation (base salary plus target annual non-equity incentive) of the relevant market data.

For our named executive officers, the Compensation Committee has transitioned from using both an international and national peer group to using only market data from the countries where senior executives are located, using the most current remuneration data available in those selected markets. For purposes of determining 2012 compensation levels, this included local market data from Sweden, Germany, and the U.S. As described in greater detail below, with respect to market data for Sweden, Germany and the U.S., Towers Watson used its internal proprietary non-disclosed compensation database to assess local market compensation levels for executive roles operating within the automotive and manufacturing industries. Such market assessments are based on our named executive officers’ role, characteristics and responsibilities including job function, reporting level and other organizational financial and organizational scope measures, including revenue responsibility, employees, and geographical responsibility. The market data contained information regarding the assessed level of base salary, total cash compensation and total direct compensation.

Messrs. Carlson and Wallin. In considering compensation for 2012 for our named executive officers based in Sweden (Messrs. Carlson and Wallin), the Company reviewed market data (base salary, total target cash compensation and total direct compensation) from a peer group consisting of large-cap Swedish companies that have global industrial operations of substantial size in major manufacturing markets of North America, Europe and Asia (the “Swedish peer group”) headquartered in Sweden. Towers Watson chose the companies that comprise the Swedish peer group based on 25th – 75th percentile ranges for market capitalization, total revenue and number of employees. The companies comprising the Swedish peer group are disclosed below.

Swedish Peer Group
Company	Market Cap ($ in millions)*	Revenues ($ in millions)*	# of Employees (in thousands)*
Alfa Laval	8,757	3,745	12.0
Assa Abloy	9,884	5,579	37.0
Atlas Copco	30,237	11,391	31.2
Electrolux	7,540	16,110	51.5
Ericsson	39,726	30,810	90.2
Elekta	3,467	1,198	2.6
Getinge	5,604	3,364	12.0
Husqvarna	4,528	3,359	14.5
Hexagon	7,383	2,136	12.0
SAAB	2,235	3,688	12.5
Sandvik	21,425	12,523	47.0
Scania	17,006	11,844	35.5
Skanska	8,384	18,434	52.0
SKF	12,570	9,247	40.0
SCA	11,036	16,537	45.3
Volvo	35,538	40,106	90.0

*	Based on fiscal year 2010 data. Exchange rate used: 1 USD = 6.6 SEK.

Mr. Brenner. In considering compensation for 2012 for Mr. Brenner, the Compensation Committee reviewed a market assessment (base salary, total target cash compensation and total direct compensation) from Towers Watson. Towers Watson compiled its market assessment using German market compensation data drawn from its internal database for selected executives with similar employment characteristics and responsibilities as Mr. Brenner within the general industries. These employment characteristics and responsibilities include job function, reporting level, and other organizational measures (including revenue responsibility, employees, and geographical responsibility). The companies comprising the German market survey are disclosed below.

German Market Survey
Company	Market Cap ($ in millions)*	Revenues ($ in millions)*	# of Employees
Celesio	4,109	30,231	46,826
Vattenfall Europe	**	16,935	19,332
Lanxess	6,386	9,247	14,648
Benteler	**	7,927	23,748
MTU Aero Engines	3,204	3,516	7,907
ProSieben-Sat1 Media	6,228	3,378	4,749
Wincor Nixdorf	2,477	2,908	9,309
Kabel Deutschland	4,076	1,950	2,648
Gildemeister	989	1,788	5,445
Vossloh	1,835	1,755	4,906
Demag Cranes	999	1,209	5,711
CTS Eventim	2,881	675	1,479
Centrotec Sustainable	352	623	2,663
Constantin Medien	177	611	1,520
CeWe Color	293	580	2,910
Delticom	1,022	545	101
Biotest	745	536	2,050
SKW Stahl-Metallurgie	173	495	790
Hawesko Holding	343	491	696
Patrizia Immobilien	260	462	370
Highlight Communications	312	410	787
Grenke-Leasing	675	233	538
Elexis	158	178	785
Arubis	**	**	**
EADS	**	**	**
Fiducia IT	**	**	**
GEA	**	**	**
Korber	**	**	**

* Based on fiscal year 2010 data. Exchange rate used: 1 USD = 0.77 EUR.

** Statistics not publicly available because the company is either a privately-held company or it is a subsidiary of a public company. The information in such cases is based on Tower Watson’s own confidential, in-house databases.

Mr. Fredin. In considering compensation for 2012 for Mr. Fredin, the Compensation Committee reviewed a Towers Watson market assessment (base salary, total target cash compensation and total direct compensation). Towers Watson compiled its market assessment using the U.S. market compensation data drawn from its internal database for selected executives with similar employment characteristics and responsibilities as Mr. Fredin within the automotive/aerospace industries. These employment characteristics and responsibilities include job function, reporting level, and other organizational measures (including revenue responsibility, employees, and geographical responsibility). The companies comprising the U.S. market survey are disclosed below.

U.S. Market Survey
Company	Market Cap ($ in millions)*	Revenues ($ in millions)*	# of Employees
General Motors	55,295	135,592	202,000
Ford	63,433	128,954	164,000
Boeing	47,983	64,306	160,500
United Technologies	72,522	54,326	208,200
Lockheed Martin	24,189	45,671	132,000
Chrysler	**	41,946	**
Johnson Controls	25,875	34,305	137,000
General Dynamics	26,447	32,466	90,000
BAE Systems	**	32,429	95,000
Honeywell	41,624	32,350	130,000
L-3 Communications	7,657	15,680	63,000
TRW Automotive	6,454	14,383	61,300
Navistar International	3,459	12,145	18,700
Oshkosh	3,198	9,842	12,400
Visteon	3,787	7,466	480
Goodrich	1,329	6,967	25,600
Federal-Mogul	2,042	6,219	42,700
Harley-Davidson	8,166	4,859	6,300
Alliant Techsystems	2,486	4,808	18,000
Rockwell Collins	9,013	4,631	20,000
Spirit AeroSystems	2,957	4,172	12,589
Curtiss-Wright	1,532	1,893	7,600
Hexcel	1,800	1,174	4,043
Aerojet	**	**	**
Continental Automotive Systems	**	**	6,394
Daimler Trucks North America	**	**	20,000
General Atomics	**	**	2,000
JM Family	**	**	4,716
Kaman Industrial Technologies	**	**	**
Nissan North America	**	**	**
Space Systems Loral	**	**	1,400

* Based on fiscal year 2010 data

** Statistics not publicly available because the company is either a privately-held company or it is a subsidiary of a public company. The information in such cases is based on Tower Watson’s own confidential, in-house databases

Mr. Chang. Mr. Chang was not a Regional President at the end of 2011 when the Compensation Committee reviewed market data for purposes of 2012 compensation levels. Accordingly, the Compensation Committee did not review market data specific to Mr. Chang. Instead, in connection with Mr. Chang’s promotion to President, Autoliv Asia in April 2012, the Compensation Committee reviewed his then-current compensation package against the compensation packages received by other Autoliv Regional Presidents and the compensation package provided to his predecessor in such role. Accordingly, Mr. Chang’s compensation package was primarily a result of internal benchmarking to other similar positions within the Company.

Role of the Chief Executive Officer. Our CEO and our Chairman regularly participate in the meetings of the Compensation Committee. During 2012, the CEO was invited by the Compensation Committee to participate in all of its meetings and our Chairman served as a member of the Compensation Committee. The Compensation Committee regularly holds executive sessions, excusing the CEO from the meeting, to discuss matters related to his compensation. The CEO and Vice President, Human Resources work together to develop a recommendation to present to the Compensation Committee with respect to the compensation package for each of the named executive officers, other than the CEO.

The Compensation Committee has delegated the authority for the determination of certain grants under our long-term incentive plan to the CEO, subject to established grant limits. The Compensation Committee reviews the compensation levels set by the CEO under the long-term incentive program, including grants to the other named executive officers. As a result, our CEO generally has a significant impact on the compensation paid to the other named executive officers.

Historical Executive Compensation Implementation

Base Salaries. The following table presents the salaries paid to our named executive officers in the past three fiscal years. The Company set compensation in SEK for Messrs. Carlson and Wallin, in EUR for Messrs. Brenner in USD for Mr. Fredin and in Chinese Yuan Renminbi for Mr. Chang. For historic numbers, we have converted the compensation paid in prior years by the same 2012 exchange rate in order to facilitate comparison.

Base Salaries of Our Named Executive Officers
Named Executive Officer	2012	2011	2010
Jan Carlson President and CEO	1,297,134	1,184,012	1,055,807
Mats Wallin Chief Financial Officer	520,362	467,572	438,914
Günter Brenner(1) President Autoliv Europe	629,870	603,896	558,442
George Chang(2) President Autoliv Asia	487,961	N/A	N/A
Steven Fredin(3) President Autoliv Americas	440,000	387,167(4)	N/A

(1)	On January 29, 2013, Mr. Brenner notified the Company that he was resigning from his position as President Autoliv Europe, which the Company anticipates will be effective in the spring of 2013.

(2)	Mr. Chang was not a named executive officer in either 2011 or 2010.

(3)	Mr. Fredin was not a named executive officer in 2010.

(4)	Reflects what Mr. Fredin actually received in 2011, which includes the salary he received as our vice president of engineering. On an annualized basis, Mr. Fredin would have received $410,000 if he had been the President Autoliv Americas for all of 2011.

Annual Non-Equity Incentive. The following table presents the annual incentive opportunities for each named executive officer expressed as a percentage of base salary. Award opportunities may vary among the Company’s named executive officers and overall may range from zero to 120% of their base salaries.

Annual Non-Equity Incentive Opportunity for Our Named Executive Officers in 2012
Named Executive Officers	Incentive as a % of Base Salary
	Threshold	Target	Maximum
Jan Carlson President and CEO	0%	60%	120%
Mats Wallin Chief Financial Officer	0%	35%	70%
Günter Brenner President Autoliv Europe	0%	45%	90%
George Chang President Autoliv Asia	0%	45%	90%
Steven Fredin President Autoliv Americas	0%	45%	90%

As discussed on pages 29-30 above, the annual incentive performance metric is primarily based on the Company’s Operating Income performance compared to that of the previous year.

Actual Pay-Out Annual Non-Equity Incentive Program
Year	Pay-Out
2012	0.311 x target
2011	1.08 x target
2010	2.00 x target

The table below presents the annual incentive earned by our named executive officers in the past three fiscal years.

Annual Non-Equity Incentives Paid to Our Named Executive Officers for 2012
Named Executive Officer	2012	2011	2010
Jan Carlson(1) President and CEO	242,045	767,240	1,266,968
Mats Wallin(1) Chief Financial Officer	56,641	176,742	265,460
Günter Brenner(1)(2) President Autoliv Europe	88,150	293,494	394,805
George Chang(3) President Autoliv Asia	68,290	N/A	N/A
Steven Fredin(4) President Autoliv Americas	61,578	183,249	N/A

(1)	The average non-equity incentive award for 2010, 2011 and 2012, for each of Messrs. Carlson, Wallin and Brenner, who were named executive officers in each of such years, is $758,751, $166,281, and $258,816, respectively.

(2)	On January 29, 2013, Mr. Brenner notified the Company that he was resigning from his position as President Autoliv Europe, which the Company anticipates will be effective in the spring of 2013.

(3)	Mr. Chang was not a named executive officer in either 2010 or 2011.

(4)	Mr. Fredin was not a named executive officer in 2010. If Mr. Fredin had been a named executive officer for the full year 2011, his non-equity incentive payment would have amounted to $199,260.

Annual non-equity incentive awards are directly tied to the Company’s performance. Accordingly, over the last several years, the amount of the non-equity incentive awards earned by our named executive officers has varied greatly. In 2010, a maximum non-equity incentive award was paid. In 2011, each named executive officer earned slightly above his target annual non-equity incentive award. In 2012, each named executive officer earned significantly below his target annual non-equity incentive award. The differences in non-equity incentive awards between 2010, 2011 and 2012 reflect the dramatic turn-around in Operating Income in 2010 following the 2009 financial crisis, continued Operating Income growth in 2011 and a decline in Operating Income in 2012.

Stock Incentive Program. Equity incentives are provided under the 1997 Plan, which has been approved by our stockholders and is administered by the Compensation Committee as described on pages 30-31 above.

The annual grant date for our Stock Incentive Program is in the first quarter of the fiscal year, following publication of our fourth quarter financial results. This is done to enhance corporate governance procedures and to avoid unintended burdens to participants as a result of “black-out periods.”

All stock options granted to our executive officers for 2012 expire after 10 years, have an exercise price equal to the closing price on the NYSE on the date of grant and are exercisable after one year of continued employment following the grant date. The 1997 Plan expressly prohibits repricing of options or stock appreciation rights (directly or indirectly) without prior stockholder approval.

All RSUs granted to our named executive officers vest after three years and are conditioned upon the named executive officer not having given notice of termination of employment prior to the vesting date.

In 2012, there were 265 participants in the Stock Incentive Program, compared to 241 in 2011 and 234 in 2010.

The following table presents the stock option and RSU awards (representing the number of shares of our common stock subject to such awards) to our named executive officers in the past three fiscal years.

Equity Awards to Our Named Executive Officers
Named Executive Officer	2012		2011		2010
	Options	RSUs	Options	RSUs	Options	RSUs
Jan Carlson President and CEO	15,000	5,000	14,280	4,760	24,000	8,000
Mats Wallin Chief Financial Officer	5,800	1,933	5,534	1,845	9,300	3,100
Günter Brenner(1) President Autoliv Europe	4,600	1,533	4,355	1,452	7,320	2,440
George Chang(2) President Autoliv Asia	4,600	1,533	N/A	N/A	N/A	N/A
Steve Fredin(3) President Autoliv Americas	4,600	1,533	4,106	1,369	N/A	N/A

(1)	On January 29, 2013, Mr. Brenner notified the Company that he was resigning from his position as President Autoliv Europe, which the Company anticipates will be effective in the spring of 2013.

(2)	Mr. Chang was not a named executive officer in either in 2010 or 2011. Mr. Fredin was not a named executive officer in 2010.

(3)	Mr. Fredin was appointed as President Autoliv Americas after annual equity awards had already been granted to our executives and thus his equity incentive award in 2011 is not reflective of his position as President Autoliv Americas.

Recoupment of Compensation

In February 2010, the Board adopted a policy wherein the Board will seek reimbursement of annual cash incentives earned on or after January 1, 2010 by an executive or senior manager (as such terms are defined in the policy) where: (i) the payment was predicated upon the achievement of specified financial results; (ii) said financial results were subsequently the subject of a restatement or other material adjustment; (iii) in the Board’s view the individual executive or senior manager engaged in misconduct, negligence or dereliction of duty that caused or contributed to the need for the restatement or material adjustment; and (iv) a lower payment would have been made to the executive or senior manager based upon the correct financial results. In each such instance, the Company will seek to recover the individual’s entire annual non-equity incentive bonus for the relevant period, plus a reasonable rate of interest.

Tax and Accounting Considerations

Section 162(m) of the United States Internal Revenue Code of 1986, as amended (the “U.S. Internal Revenue Code”) generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officers and the three other most highly compensated executive officers (other than their chief financial officers) that is not “performance based” (as defined in the U.S. Internal Revenue Code). The 1997 Plan includes certain necessary provisions to allow the Compensation Committee to structure the employee incentive compensation programs that our most highly compensated officers participate in to comply with the U.S. Internal Revenue Code’s definition of performance-based compensation. Notwithstanding the foregoing, the Compensation Committee retains the discretion to authorize incentive payments that may not be deductible if it believes that doing so would be in the best interest of the Company and its stockholders.

EXECUTIVE COMPENSATION

Summary Compensation Table (1)

The following table shows information concerning the annual compensation for services provided by our President and CEO, our CFO and our three other most highly compensated executives in the fiscal years ended December 31 in the periods 2010, 2011 and 2012:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Jan Carlson President and CEO	2012	1,297,134	335,000	270,150	242,045	22,119	558,980	2,725,428
	2011	1,184,012	347,242	332,296	767,240	52,309	1,237,986	3,921,085
	2010	1,055,807	357,600	327,360	1,266,968	0 (5)	402,881	3,410,617(5)

Mats Wallin Chief Financial Officer	2012	520,362	129,511	104,458	56,641		212,350	1,023,322
	2011	467,572	134,593	128,776	176,742		194,862	1,102,545
	2010	438,914	138,570	126,852	265,460		159,089	1,128,885

Günter Brenner (6) President Autoliv Europe	2012	629,870	102,711	82,846	88,150		203,174	1,106,751
	2011	603,896	105,923	101,341	293,494		195,382	1,300,036
	2010	558,442	109,068	99,845	394,805		181,745	1,343,905

George Chang (7) President Autoliv Asia	2012	487,961	102,711	82,846	68,290		319,723	1,061,531

Steven Fredin(8) President Autoliv Americas	2012	440,000	102,711	82,846	61,578	303,700	71,307	1,062,142
	2011	387,167(9)	99,869	95,547	183,249	178,600	66,465	1,010,896

(1)	The amounts contained in the table were paid in Swedish Kronor, Euro, USD or Chinese Yuan Renminbi (CNY). All amounts have been converted to dollars using the following exchange rates (refer to page 28); 1 USD = 6.63 SEK = 0.77 EUR = 6.23 CNY).

(2)	The numbers reflect the aggregate grant-date fair value of the options and RSUs granted in each respective year, calculated in accordance with FASB Topic 718. The fair value of the RSUs was based on the stock price on the date of grant. The assumptions made in the valuation of the options are contained in Note 1 “Stock Based Compensation” in the Company’s 2012 Annual Report.

(3)	All amounts contained in the column relate to Change in Pension Value as used for accounting purposes according to U.S. GAAP.

(4)	All other compensation for 2012 consists of (i) for Messrs. Carlson, Wallin, Brenner, Chang and Fredin, the aggregate incremental cost to the Company of a company car, which is $25,843, $21,197, $14,213, $27,287 and $11,250, respectively; (ii) for Messrs. Carlson, Wallin, Brenner, and Chang, $518,854, $182,127, $188,961 and $121,990 respectively, contributed by the Company to their defined contribution plans; (iii) for Mr. Fredin, $10,040 in matching contributions to the U.S. 401(k) plan and $24,575 contributed to the Autoliv North America Non-Qualified Retirement Plan); (iv) for Mr. Fredin $7,340 for a club membership and $11,906 for healthcare and dental benefits, and a tax gross-up payment of $6,196 related to his use of the company car; (v) for Mr. Chang, $60,193 for his housing accommodations, $19,262 for a club membership, $80,257 for an education allowance for his children and a $10,734 allowance for health care benefits; (vi) for both Messrs. Carlson and Wallin, an additional $13,560 and $8,302, respectively, for the value of a vacation supplement based on Swedish labor practices; value of a vacation supplement based on Swedish labor practices; and (vii) for each of Messrs. Carlson and Wallin, an additional $724 for healthcare benefits. For Jan Carlson, all other compensation for 2011 includes $726,162 as settlement of earned but unused vacation days over a number of years, in accordance with Swedish legislation and practice.

(5)	In 2010, Mr. Carlson’s change in Pension value and nonqualified deferred compensation earnings was a negative value ($13,383). Pursuant to SEC rules this value is listed as $0.

(6)	On January 29, 2013, Mr. Brenner notified the Company that he was resigning from his position as President Autoliv Europe, which the Company anticipates will be effective in the spring of 2013.

(7)	Mr. Chang was not a named executive officer in either 2010 or 2011.

(8)	Mr. Fredin was not a named executive officer in 2010.

(9)	This amount reflects what Mr. Fredin actually received in 2011 as salary. On an annualized basis, Mr. Fredin would have received $410,000 had he been the President of Autoliv Americas the entire year.

2012 Grants of Plan-Based Awards Table

The following table summarizes grants of plan-based awards to named executive officers made in the year ended December 31, 2012:

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)(1)	Maximum ($)(1)
Jan Carlson	02/22/12	02/21/12				5,000			335,000
	02/22/12	02/21/12					15,000	67.00	270,150
			0	778,281	1,556,561

Mats Wallin	02/22/12	02/21/12				1,933			129,511
	02/22/12	02/21/12					5,800	67.00	104,458
			0	182,127	364,253

Günter Brenner	02/22/12	02/21/12				1,533			102,711
	02/22/12	02/21/12					4,600	67.00	82,846
			0	283,442	566,883

George Chang	02/22/12	02/21/12				1,533			102,711
	02/22/12	02/21/12					4,600	67.00	82,846
			0	219,583	439,165

Steve Fredin	02/22/12	02/21/12				1,533			102,711
	02/22/12	02/21/12					4,600	67.00	82,846
			0	198,000	396,000

(1)	These target and maximum amounts in some instances may vary slightly from the percentages of base salary outlined on page 38 as a result of rounding and exchange rate effects.

(2)	The numbers reflect the aggregate grant-date fair value of the options and RSUs calculated in accordance with FASB Topic 718.

See the CD&A above for more information.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table summarizes the total number of securities underlying outstanding plan awards for the named executive officers in the year ended December 31, 2012:

		Option Awards(1)				Stock Awards(1)
Name	Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or Units of Stock that have not vested (#)	Market Value of Shares or Units of Stock that have not vested ($)(2)
Jan Carlson	2012		15,000	67.00	02/22/22	5,000	336,950
	2011	14,280		72.95	02/22/21	4,760	320,776
	2010	24,000		44.70	02/18/20	8,000	539,120
	2008	20,000		51.67	02/19/18
	2007	15,000		57.40	06/14/17
	2007	5,000		59.01	02/14/17

Mats Wallin	2012		5,800	67.00	02/22/12	1,933	130,265
	2011	5,534		72.95	02/22/21	1,845	124,335
	2010	9,300		44.70	02/18/20	3,100	208,909
	2009	3,750		16.31	02/20/19
	2008	1,900		51.67	02/19/18
	2007	750		59.01	02/14/17
	2006	750		49.60	01/09/16
	2005	375		47.46	01/10/15

Günter Brenner	2012		4,600	67.00	02/22/22	1,533	103,309
	2011	4,355		72.95	02/22/21	1,452	97,850
	2010	-				2,440	164,432

George Chang	2012		4,600	67.00	02/22/22	1,533	103,309
	2011	1,488		72.95	02/22/21	496	33,425
	2010	2,500		44.70	02/18/20	833	56,136

Steve Fredin	2012		4,600	67.00	02/22/22	1,533	103,309
	2011	4,106		72.95	02/22/21	1,369	92,257
	2010	-		-	-	2,300	154,997
	2008	4,500		51.67	02/19/18
	2007	5,500		59.01	02/14/17

(1)	The options and RSUs were granted on December 3, 2001, January 2, 2002, January 2, 2003, January 12, 2004, January 10, 2005, January 9, 2006, February 14, 2007, June 14, 2007, February 19, 2008, February 20, 2009, February 18, 2010, February 22, 2011 and February 22, 2012. All options granted are for 10-year terms with an exercise price equal to the fair market value on the NYSE on the date of grant and become exercisable after one year of continued employment following the grant date. All RSUs granted generally vest after three years and are conditioned upon the grantee not having given notice of termination of employment prior to such date.

(2)	The closing price on the NYSE for our common stock on December 31, 2012, the last trading day of the year, was $67.39.

Option Exercises and Stock Vested During 2012

The following table summarizes for each of our named executive officers the option awards that were exercised and RSUs that vested during the year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jan Carlson	75,750	3,237,708	20,000	1,353,800

Günter Brenner	13,320	374,776	5,333	360,991

George Chang	-	-	1,250	84,613

Steve Fredin	-	-	5,000	338,450

Mats Wallin	-	-	1,250	84,613

(1)	The value realized upon exercise of stock options reflects the difference between the price of a share of our common stock on the date of exercise and the exercise price of the stock option.

(2)	The value realized on vesting of RSUs shown in the table above was calculated as the product of the closing price of a share of our common stock on the vesting date multiplied by the number of RSUs vested.

Pension Benefits

The following table summarizes the present value of the benefit (and other information) under the defined benefit plan of the Company for the named executive officers in the year ended December 31, 2012. Messrs. Wallin, Brenner and Chang do not participate in a defined benefit plan. Since 2007 when he became the CEO, Mr. Carlson no longer participates in a defined benefit plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments during Last Fiscal Year ($)
Jan Carlson (1)	Defined Benefit	2.0	310,330 (2)	0
Mats Wallin	N/A	N/A	N/A	N/A
Günter Brenner	N/A	N/A	N/A	N/A
George Chang	N/A	N/A	N/A	N/A
Steve Fredin	Autoliv ASP, Inc. Pension Plan	21.176	490,500 (3)	0
	Autoliv ASP, Inc. Excess Pension Plan	21.176	370,600 (3)	0

(1)	Mr. Carlson participated in a defined benefit plan of the Company prior to becoming CEO. Pursuant to the terms of his defined benefit plan, were he to retire today Mr. Carlson would be entitled to an accrued benefit which shall be the sum of (a) 1.00% of the Average Final Earnings times years of Benefit Service earned before January 1, 2006, plus (b) 0.70% of the Average Final Earnings times years of Benefit Service earned after December 31, 2005, plus (c) 0.50% of Average Final Earnings in excess of Covered Compensation times years of Benefit Service up to 35 years.

(2)

The accumulated benefit is a measure of pension liabilities used for accounting purposes. The underlying calculation values accrued pensions for plan beneficiaries based on completed service and current salaries allowing for any required future increases on these benefits. Effectively, regarding pension benefits, the measure gives an approximate indication of the liability that would have to be met if the plan were frozen. The measure is market-based in that it values liabilities at market interest rates for investment grade bonds.

(3)	The actuarial present value of Mr. Fredin’s accumulated plan benefit is based on Mr. Fredin’s accrued benefit in each plan as of December 31, 2012, using the plan’s benefit formula and actual earnings and service through December 31, 2012. The calculation is based on the same assumptions used for financial reporting purposes under generally accepted accounting principles with the following exceptions: (i) Mr. Fredin was assumed to retire on his normal retirement date of March 1, 2027, (ii) Mr. Fredin was assumed to elect a lump sum payment in both plans, payable on March 1, 2027, and (iii) no pre-retirement decrements (withdrawal, retirement, disability, or death) were assumed. Key assumptions used to calculate the defined benefit values as of December 31, 2012, are as follows: (i) discount rate of 4.05%. (ii) lump sum interest rates of 1.20% for the first five years, 3.65% for the next 15 years, and 4.70% thereafter, and (iii) mortality table RP2000 generational mortality with 70% blue collar adjustment, with projections.

U.S. Pension Plan. During 2012, Mr. Fredin participated in the Autoliv ASP, Inc. Pension Plan (which we refer to as the Pension Plan). The Pension Plan is a funded, defined benefit pension plan that provides benefits for the Company’s U.S. employees hired prior to January 1, 2004, who meet minimum age and service eligibility requirements. Subject to certain limitations, the monthly retirement benefit under the Pension Plan (assuming attainment of age 65, the retirement age specified by the plan, and an election to receive payments in the form of a life annuity), is determined in accordance with a formula that takes into account the following factors: the highest average of any consecutive five calendar years of pensionable earnings during the last ten years of employment (“average final earnings”), and the number of years of benefit service. The retirement benefit for Mr. Fredin under the Pension Plan is a monthly pension equal to 1/12th of the amount determined as follows:

•	1.0% of average final earnings times years of benefit service prior to 12/31/2005, plus

•	0.5% of average final earnings in excess of “Covered Compensation” times years of benefit service prior to 12/31/05, plus

•	0.7% of average final earnings times years of benefit service on or after 1/1/2006, plus

•	0.5% of average final earnings in excess of “Covered Compensation” times years of benefit service on or after 1/1/2006.

For purposes of this formula, “earnings” in a given year means the participant’s gross annual compensation, excluding amounts credited or paid under the key employees stock option and performance unit plan, long term incentive plans, severance pay, vacation pay and reimbursement for employment-related expenses, but including bonuses and incentive pay which is not, and has not been, subject to deferred income taxation under the Code. “Covered Compensation” means the average of the Social Security taxable wage bases during the 35-year period ending with the year in which the participant reaches the Social Security normal retirement age. Pension Plan benefits will begin when a participant reaches normal retirement age, defined as age 65. Benefits can begin as early as age 55, if the participant also has five years of vesting service, but the benefit will be lower than at normal retirement age. Disability retirement is offered under the Pension Plan to participants who have at least 15 years of vesting service, are eligible to receive Social Security Disability benefits, become totally and permanently disabled while employed, and are not eligible to participate in long-term disability insurance.

Benefits under the Pension Plan are payable in the form of a lump sum or annuity, as selected by the participant. Participants in the Pension Plan will be 100% vested in their plan benefit after five years of vesting service or if they reach age 65 while employed by Autoliv. Mr. Fredin is fully vested in his benefits in the Pension Plan.

Supplemental Executive Retirement Plan. Mr. Fredin also participated in the Autoliv ASP, Inc. Excess Pension Plan (which we refer to as the Excess Pension Plan). The Excess Pension Plan is an

unfunded, nonqualified defined benefit retirement plan, pursuant to which participating U.S. employees are eligible to receive a retirement benefit based on the benefit they would receive under the Pension Plan. Benefits payable under the Excess Pension Plan are calculated without regard to the limitations imposed by the Internal Revenue Code on the amount of compensation that may be taken into account under the Pension Plan. The purpose of the Excess Pension Plan is to supplement the benefits payable under the Pension Plan.

The supplemental benefit payable under the Excess Pension Plan is equal to the excess, if any, of (i) the monthly benefit that would be payable to the executive under the Pension Plan as of the later of age 65 or the executive’s separation from service, computed without regard to applicable Internal Revenue Code limitations, and computed as if amounts deferred under a bonus or incentive compensation plan had been counted as “earnings” under the Pension Plan), over (ii) the amount of monthly benefit payable to the executive under the Pension Plan as of the later of age 65 or the executive’s separation from service, as limited by the Internal Revenue Code and the terms of the Pension Plan. Benefits under the Excess Pension Plan will be payable in a single lump sum on the first day of the seventh month following the month in which the executive retires or otherwise separates from service. Mr. Fredin is fully vested in his benefits in the Excess Pension Plan.

Nonqualified Deferred Compensation

The following table sets forth certain information with respect to the Autoliv North America Non-Qualified Retirement Plan (which we refer to as the Non-Qualified Retirement Plan). Mr. Fredin is the only named executive officer that participates in the Non-Qualified Retirement Plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Jan Carlson	N/A	N/A	N/A	N/A	N/A
Mats Wallin	N/A	N/A	N/A	N/A	N/A
Günter Brenner	N/A	N/A	N/A	N/A	N/A
George Chang	N/A	N/A	N/A	N/A	N/A
Steven Fredin	43,885	24,575	137,010	0	1,073,668

(1)	Mr. Fredin’s contributions to the Non-Qualified Retirement Plan are included in the amount reported as “Salary” in the Summary Compensation table for fiscal year 2012.

(2)	The Company’s matching contributions to the Non-Qualified Retirement Plan are included in the “All Other Compensation” in the Summary Compensation table for Mr. Fredin for fiscal year 2012.

(3)	Aggregate earnings are not includable in the Summary Compensation table because such earnings are not above-market or preferential interest rates.

Pursuant to the Non-Qualified Retirement Plan, participants may elect to defer a stated percentage of their base salary for each plan year, as determined by the administrative committee of the plan; provided, however, that the amount deferred may not exceed 25% of a participant’s base salary. Earnings (and losses) are credited to participants’ accounts based on participant choices between various investment options and the rate of return determined by the administrative committee of the plan. Participants’ deferred incomes are not actually invested in the investment options, which are used instead as the growth measurement mechanism for accounts under the plan.

Participants are eligible to receive matching contributions equal to 80% of their deferred amounts. For plan years ending on or before December 31, 2008, deferred amounts in excess of 12% of the participant’s compensation were not eligible for matching contributions. For plan years beginning on or after January 1, 2009, deferred amounts in excess of 7% of the participant’s compensation are not eligible for matching contributions. Participants are always 100% vested in their deferred amounts and earnings thereon; provided, however, that matching contributions and earnings thereon in a participant’s account are subject to forfeiture if the participant is determined by the Board to have stolen Company assets, violated the Company’s Business Conduct Policy or disclosed confidential business or technical information of the Company to unauthorized third parties.

Participants may elect to receive distributions from their accounts on the first day of the seventh month following the occurrence of any one of the following distribution events as designated by the participant: (i) separation from service, (ii) death, (iii) attainment of normal retirement age (65), or (iv) attainment of early retirement age (age 55 and at least five years of service with the Company). Amounts will be distributed in one of the following forms, as selected by the participant: (i) a single lump sum, (ii) 60 approximately equal monthly installments or (iii) 120 approximately equal monthly installments.

Potential Payments Upon Termination or Change in Control

The Company has entered into agreements and maintains plans that may require the Company to make payments and/or provide benefits to our named executive officers in the event of termination of employment or a change in control.

Employment Agreements. The Company has an employment agreement with each of our named executive officers. The employment agreements obligate the Company to provide a defined period of notice of termination of employment (18 months, in the case of Messrs. Carlson, Wallin, Chang and Fredin, unless either Fredin or Chang is terminated for “cause,” in which case termination would be effective immediately, and 12 months, in the case of Mr. Brenner), as well as certain severance payments. Each of the named executive officers must provide the Company with 6 months’ notice of resignation, with the exception of Mr. Carlson, who must provide the Company with 12 months’ notice of resignation. The employment agreements automatically terminate on the last day of the month before Mr. Brenner’s, Mr. Chang’s and Mr. Fredin’s 65th birthday, and before Mr. Carlson’s and Mr. Wallin’s 60th birthday.

Except as provided below, following the executive’s termination of employment, each of the named executive officers are prohibited from competing with the Company for a period of 12 months. Such noncompetition covenant does not apply in the event that (i) the Company terminates Messrs. Carlson, Wallin, or Brenner’s employment for any reason other than by reason of the executive’s breach of the agreement or Messrs. Chang or Fredin’s employment for any reason other than for Cause, or (ii) Messrs. Carlson, Wallin, or Brenner terminate employment due to the Company’s breach of the agreement or Messrs. Chang or Fredin resign for Good Reason. In consideration for such noncompetition, the Company is obligated to make monthly severance payments to the executive for 12 months. Such monthly payments will be equal to the difference between the executive’s monthly gross salary as of the date of his employment termination and any lower salary earned by the executive in any new employment. The monthly payment is limited to a maximum of 60% of the gross salary earned as of the date of his employment termination. The Company is not obligated to make such payments if the executive’s employment terminates due to his retirement.

In addition to receiving full base salary and benefits during the requisite notice period, if Messrs. Carlson, Wallin, or Brenner is terminated involuntarily by the Company other than for breach of the agreement or if Messrs. Chang or Fredin is terminated involuntarily other than for Cause or resigns for Good Reason, the executive would be entitled to a lump sum severance payment equal to the sum of (i) the executive’s then-current annual salary, (ii) the average of the annual bonuses received by the executive for the two most recent fiscal years, or, if higher, the annual bonus for the fiscal year immediately prior to the year of termination, (iii) the annual taxable value of the benefit of a Company car, and (iv) the value of any pension benefits to which the executive would have been entitled to if he remained in service for one year following termination.

Severance Agreements. Each of the named executive officers has a change-in-control severance agreement (“CiC Severance Agreement”) with the Company. Pursuant to the terms of each of the CiC Severance Agreements, in the event that during the two-year period following a change of control, (i) the executive terminates his employment for “good reason,” (ii) the Company terminates the executive’s employment for any reason other than death or for “cause,” or (iii) the executive’s employment is terminated due to disability, the executive would be entitled to receive an immediate lump sum payment (the “CiC Severance Payment”) in an amount equal to 2.5 times the sum of (i) such executive’s then-current annual salary (or if higher, the salary in effect immediately prior to the first event or circumstances which constitutes Good Reason), (ii) the average of the annual bonuses received by the executive for the two most recent fiscal years, or the annual bonus for the fiscal year immediately prior to the fiscal year during which occurs the first event or circumstance constituting Good Reason, whichever is highest, (iii) the taxable value of the benefit of a Company car, and (iv) the value of any pension benefits to which the executive would have been entitled to if he remained in service for one year following termination. Messrs. Carlson, Wallin and Brenner would also be entitled to the CiC Severance Payment in the event that they choose to terminate their employment for any reason during the 30-day period commencing one year after the change of control. The CiC Severance Payment is in lieu of the severance benefits that would otherwise be payable under the executive’s employment agreement.

For purposes of the discussion above, the following terms have the following meanings:

“Good Reason” generally means the occurrence of any one of the following events without the executive’s express written consent: (i) the assignment to the executive of any duties inconsistent with his status as an executive officer or a substantial adverse alteration in the nature or status of his responsibilities; (ii) any reduction in the executive’s annual base salary; (iii) relocation of the executive’s principal place of employment to a location more than 30 miles, or 45 kilometers, in the case of Mr. Fredin, from his then-current principal place of employment; (iv) the Company’s failure to pay any portion of the executive’s compensation; (v) the discontinuance of any compensation plan in which the executive participated which is material to his total compensation; (vi) in the case of Messrs. Carlson, Wallin and Brenner, any direct or indirect reduction of any material fringe benefit in place at the time of the change in control, or the Company’s failure to provide the number of paid vacation days to which executive is entitled; (vii) any purported termination of the executive’s employment which is not effected pursuant to the notice requirements under the Severance Agreement; or (viii) the failure by any successor to the Company to expressly assume the employment agreement.

“Cause” generally means (i) the willful and continued failure by the executive to substantially perform his duties, or (ii) the willful engaging by the executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.

“Change in Control” generally means (i) the acquisition of 25% (or 20%, in the case of Messrs. Chang and Fredin) or more of the Company’s voting securities; or (ii) the members of the Board of Directors cease to constitute a majority of the Board of Directors; or (iii) consummation of merger or consolidation unless (1) the current stockholders continue to own at least 60% of the surviving entity’s voting securities, or (2) such transaction was effected to implement a recapitalization of the Company in which no person acquires 25% or more of the Company’s voting securities; or (iv) stockholder approval of a liquidation or dissolution or consummation of an agreement for the sale or disposition of all or substantially all of the Company’s assets (unless the current stockholders continue to own at least 60% of the Company’s voting securities after such transaction).

Equity Awards. Pursuant to the 1997 Plan, upon the occurrence of a change in control, any outstanding options and RSUs held by the executive would become fully vested. Pursuant to the agreements evidencing awards granted under the 1997 Plan, upon the executive’s death or retirement, any outstanding RSUs held by the executive would become fully vested. Upon an executive’s involuntary termination of employment absent a Change in Control, any outstanding options and RSUs that would vest during the applicable notice period, if any, would become fully vested.

Estimated Payments to Messrs. Carlson, Wallin, Brenner, Chang and Fredin Upon termination of Employment under Various Circumstances or a Change in Control. The following tables set forth the estimated value of the payments and benefits described above to each of Messrs. Carlson, Wallin, Brenner, Chang and Fredin upon termination of employment under various circumstances or a change in control. The amounts shown assume that the triggering events occurred on December 31, 2012. For the purpose of the calculations, the 2012 pension premiums for each named executive officer have been used. The amounts contained in the table would be paid in Swedish Kronor, Euro, CNY or USD. All amounts have been converted to dollars using the following exchange rates: 1 USD = 6.63 SEK = 0.77 EUR = 6.23 CNY.

As reported on Current Report on Form 8-K filed by the Company on February 1, 2013, on January 29, 2013, Mr. Brenner notified the Company that he was resigning from his position as President Autoliv Europe. The Company anticipates that this transition will be effective in the spring of 2013. In connection with his termination of employment, Mr. Brenner will be entitled to the “Voluntary Termination” benefits described above and in the table below. As of January 29, 2013, he was no longer entitled to any of the additional severance benefits under his employment agreement.

Jan Carlson

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)		Termination without Cause or Resignation for Good Reason ($)		Involuntary Termination for Cause ($)	Change in Control ($)		Change in Control and Termination ($)		Death ($) (8)
Lump sum cash severance payment	-		2,597,436	(7)	-	-		6,493,590	(7)	-
Continuing salary/annual incentive payments during requisite notice period	1,297,134		2,723,982		2,723,982	-		-		-
Salary differential payments in consideration for noncompetition with the Company(1)	778,281		-		778,281	-		-		-
Continuing health, welfare and retirement benefits(2)	531,212		796,818		796,818	-		-		-
Accelerated vesting of equity(3)	-	(4)	859,896	(5)	-	1,202,696	(6)	1,202,696	(6)	1,196,846
Company car	14,208		21,312		21,312	-		-		-
Total	2,620,835		6,999,444		4,320,393	1,202,696		7,696,286		1,196,846

Mats Wallin

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Involuntary Termination for Cause ($)	Change in Control ($)	Change in Control and Termination ($)	Death ($)(8)
Lump sum cash severance payment	-	892,474 (7)	-	-	2,231,186 (7)	-
Continuing salary/annual incentive payments during requisite notice period	260,181	962,670	962,670	-	-	-
Salary differential payments in consideration for noncompetition with the Company(1)	312,217		312,217	-	-	-
Continuing health, welfare and retirement benefits(2)	95,402	286,207	286,207	-	-	-
Accelerated vesting of equity(3)	- (4)	333,244 (5)	-	465,770 (6)	465,770 (6)	463,508
Company car	6,622	19,865	19,865	-	-	-
Total	674,422	2,494,459	1,580,959	465,770	2,696,956	463,508

Günter Brenner

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Involuntary Termination for Cause ($)	Change in Control ($)	Change in Control and Termination ($)	Death ($)(8)
Lump sum cash severance payment	-	1,126,538(7)	-	-	2,816,344(7)	-
Continuing salary/annual incentive payments during requisite notice period	314,935	913,312	913,312	-	-	-
Salary differential payments in consideration for noncompetition with the Company(1)	377,922	-	377,922	-	-	-
Continuing health, welfare and retirement benefits(2)	94,481	188,961	188,961	-	-	-
Accelerated vesting of equity(3)	- (4)	164,432 (5)	-	367,385 (6)	367,385 (6)	365,591
Company car	7,106	14,213	14,213	-	-	-
Total	794,444	2,407,456	1,494,408	367,385	3,183,729	365,591

George Chang

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)	Termination for Cause ($)	Change in Control ($)	Change in Control and Qualifying Termination ($) (9)	Death ($) (8)
Lump sum cash severance payment	-	775,056 (8)	-	-	1,937,640(8)	-
Continuing salary/annual incentive payments during requisite notice period	243,981	951,525	-	-	-	-
Salary differential payments in consideration for noncompetition with the Company(1)	292,777	-	292,777	-	-	-
Continuing health, welfare and retirement benefits(2)	146,218	438,653	-	-	-	-
Accelerated vesting of equity(3)	- (5)	89,561 (6)	-	194,664 (7)	194,664 (7)	192,870
Company car	13,644	40,931	-	-	-	-
Total	696,620	2,295,726	292,777	194,664	2,132,304	192,870

Steve Fredin

Estimated Potential Payment or Benefit	Resignation without Good Reason ($)	Termination without Cause or Resignation for Good Reason ($)		Termination for Cause ($)	Change in Control ($)		Change in Control and Qualifying Termination ($)(9)		Death ($)(8)
Lump sum cash severance payment	-	669,114		-	-		1,672,785	(7)	-
Continuing salary/annual incentive payments during requisite notice period	220,000	858,000		-	-		-		-
Salary differential payments in consideration for noncompetition with the Company(1)	264,000	-		264,000	-		-		-
Continuing health, welfare and retirement benefits(2)	30,029	90,086		-	-		-		-
Accelerated vesting of equity(3)	- (4)	247,254	(5)	-	352,357	(6)	352,357	(6)	350,563
Company car	5,625	16,875		-	-		-		-
Total	519,654	1,881,328		264,000	352,357		2,025,142		350,563

The following footnotes apply to each of the tables above:

(1)	Reflects a monthly payment of 60% of the monthly gross salary earned as of the date of the executive’s employment termination, multiplied by 12, which is the maximum amount available to the executive pursuant to the terms of his employment agreement.

(2)	Reflects the value of the benefits disclosed in footnote (4) to the Summary Compensation table (with the exception of amounts paid as vacation supplements or settlements) that the executive would be entitled to during the requisite notice period. The estimated values are determined based on the Company’s cost of providing such benefits during 2012.

(3)	Reflects the value of unvested options and RSUs that vest (in whole or in part) upon the designated event, based on the closing price for our common stock on December 31, 2012 ($67.39). For the purpose of this calculation, outstanding unvested options having an exercise price greater than the closing price of our common stock on such date have a value of $0.

(4)	As discussed above, upon a voluntary termination, the executive would be entitled to receive his compensation and benefits during the 12-month (or 6-month) notice period, including any equity awards that would vest during such period. However, per the terms of the RSU agreements, the RSUs will not continue to vest if the executive has given notice of termination. The value of the equity awards upon a voluntary termination does not assume that any in-the-money options that would vest during the requisite notice period would necessarily be exercised. Accordingly, the value of the equity awards upon a voluntary termination is assumed to be $0.

(5)	As discussed above, upon an involuntary termination, the executive would be entitled to receive his compensation and benefits during the 18-month (or 12-month) notice period, including any equity awards that would vest during such period. The value of the equity awards upon an involuntary termination reflects the value of the RSUs that would vest during the 18-month (or 12-month) period following December 31, 2012, but does not assume that any in-the-money options that would vest would necessarily be exercised.

(6)	Upon a change in control, all options and RSUs vest in full. The value of the equity awards upon a change in control reflects the value of all unvested stock options and RSUs on December 31, 2012, and assumes a cash settlement of all unvested options.

(7)	For purposes of calculating the lump sum payment, the bonus paid for 2011 was used, which is the greater of (A) the average of the annual bonuses received by the executive for the two most recent fiscal years (2011 and 2012), or (B) the annual bonus for the fiscal year immediately prior to the year of termination (2011, assuming a December 31, 2012 termination date).

(8)	Reflects the value of unvested RSUs that vest upon the executive’s termination of employment by reason of death.

(9)	Qualifying termination after a Change in Control shall mean resignation for good reason, termination without cause or termination due to disability.

ITEM 2 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

This proposal provides our stockholders with the opportunity to cast an advisory vote on the Company’s executive compensation program. As discussed in the Compensation Discussion and Analysis beginning on page 23, our compensation system plays a significant role in the Company’s ability to attract, retain, and motivate management talent, which the Board believes is necessary for the Company’s long-term success. The Board believes that its current compensation program directly links executive compensation to performance, aligning the interests of the Company’s executive officers with those of its stockholders.

The Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 23 and the tabular and other disclosures on compensation under executive compensation beginning on page 37, and cast a vote either to endorse or not endorse the Company’s compensation of its named executive officers through the following resolution:

“Resolved, that stockholders approve the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.”

While the vote does not bind the Board to any particular action, the Board values the input of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” APPROVAL OF THE PROPOSAL.

ITEM 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board has appointed Ernst & Young AB as the independent accounting firm for the Company’s fiscal year ending December 31, 2013. The committee has been advised that Ernst & Young AB has no relationship with the Company or its subsidiaries other than that arising from the firm’s employment as accountants.

In accordance with directions of the Audit Committee, this appointment is being presented to the stockholders for ratification at the 2013 Annual Meeting. While ratification by stockholders of this appointment is not required by law or the Company’s Certificate of Incorporation or By-Laws, the Audit Committee and management believes that such ratification is desirable. In the event this appointment is not ratified by the affirmative vote of a majority of shares present or represented by proxy and entitled to vote on the appointment, the Audit Committee will consider that fact when it selects independent auditors for the following year.

Ernst & Young AB has been the independent accounting firm for the Company since May 1997. Ernst & Young AB has been the independent auditors for Autoliv AB since 1984. Audit services provided to the Company by Ernst & Young AB during 2012 consisted of the examination of the financial statements of the Company and its subsidiaries for that year and the preparation of various reports based thereon.

The Company has been advised that a representative of Ernst & Young AB will attend the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement if the representative so desires.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL

TO RATIFY THE APPOINTMENT OF ERNST & YOUNG AB

AS THE COMPANY’S INDEPENDENT AUDITORS.

Audit Fees

The aggregate fees billed by Ernst & Young AB for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2012 and 2011, including the reviews of the financial statements included in the Company’s Annual Reports on Form 10-K for those fiscal years, were $6,596,000 and $6,558,000 respectively.

Audit-Related Fees

The aggregate fees billed by Ernst & Young AB for audit-related services for the fiscal years ended December 31, 2012 and 2011 were $235,000 and $402,000 respectively. Services for Audit-Related Fees consisted mainly of reviews of benefit plans.

Tax Fees

The aggregate fees billed by Ernst & Young AB for professional services rendered for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2012 and 2011 were $4,000 and $0, respectively.

Audit, Audit-Related, and Tax Fees are calculated in accordance with Autoliv’s average exchange rates for 2012 or 2011, as applicable.

All Other Fees

Ernst & Young AB billed no fees related to any other services for the fiscal years ended December 31, 2012 and 2011.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted guidelines for the provision of audit and non-audit services by Ernst & Young AB, including requiring Audit Committee pre-approval of any such audit and non-audit services. In developing these guidelines, the Audit Committee took into consideration the need to ensure the independence of Ernst & Young AB while recognizing that Ernst & Young AB may possess the expertise on certain matters that best positions it to provide the most effective and efficient services on certain matters unrelated to accounting and auditing. On balance, the Audit Committee will only pre-approve the services that it believes enhance the Company’s ability to manage or control risk. The Audit Committee was also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for audit, audit-related and tax services, and the total amount of fees for permissible non-audit services (excluding tax services). The guidelines provide for the pre-approval by the Audit Committee of described services to be performed, such as audit, audit-related, tax and other permissible non-audit services. Approval of audit and permitted non-audit services may also be made by the chairperson of the Committee, and the person granting such approval must report such approval to the Committee at the next scheduled meeting.

The Audit Committee has considered the audit, audit-related, tax and all other services discussed above and additional information provided to the Company by Ernst & Young AB and determined that the provision of these services is compatible with the independence of Ernst & Young AB. The Audit Committee pre-approved all such services in 2012.

ITEM 4 - DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

For business to be properly brought before an annual stockholders meeting by a stockholder, timely advance written notice thereof must be received by the Secretary of the Company at its principal executive offices in accordance with the Company’s By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com – About Us – Governance – Certificate and Bylaws. No such notices were received for the 2013 Annual Meeting.

Should any other matter requiring a vote of the stockholders be properly brought before the Annual Meeting, the proxy form confers upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares in respect of any such matter in accordance with their best judgment, to the extent permitted by applicable law and the listing rules of the NYSE, see “Voting of Shares” on pages 1-2.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board, the executive officers of the Company and persons who hold more than 10% of our common stock (collectively, the “Reporting Persons”) are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of the Company’s securities on Form 3 and transactions in the Company’s securities on Forms 4 or 5. Based solely on its review of the copies of such forms received by it and written representations from the Company’s executive officers and directors, the Company believes that, for the fiscal year ended December 31, 2012, the Section 16(a) filing requirements were complied with by all Reporting Persons during and with respect to such year.

Stockholder Proposals for 2014 Annual Meeting

Proposals Pursuant to Rule 14a-8. Under Rule 14a-8(e) of the Exchange Act, stockholder proposals intended to be presented at the 2014 Annual Stockholders Meeting must be received by us on or before November 25, 2013 to be eligible for inclusion in our proxy statement and proxy card related to that meeting. Only proper proposals under Rule 14a-8 of the Exchange Act that are timely received will be included in the proxy statement and proxy card for the 2014 Annual Stockholders Meeting.

Proposals Pursuant to our By-Laws. Under our By-Laws, in order to bring any business before the stockholders at the 2014 Annual Stockholders Meeting, other than proposals that will be included in our proxy statement, you must comply with the procedures described below. In addition, you must notify us in writing, and such notice must be delivered to or mailed and received by our Secretary no earlier than the close of business on February 6, 2014 and no later than the close of business on March 8, 2014.

A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is submitted, (c) the class and number of shares of the Company which are beneficially owned by the stockholder and the beneficial owner, if any, on whose behalf the proposal is submitted, and (d) any material interest of the stockholder in such business.

Nominations Pursuant to our By-Laws. Under our By-Laws, in order to nominate a director for election to the Board, stockholders must comply with the notice procedures and requirements found in Article II, Section 6 of such By-Laws, a copy of which may be obtained by written request to the Company’s Secretary or on the Company’s website at www.autoliv.com – About Us – Governance – Certificate and Bylaws.

By Order of the Board

Lars Sjöbring

Vice President for Legal Affairs,

General Counsel and Secretary

March 25, 2013

Stockholm, Sweden

Autoliv, Inc.

Mailing address: Box 70381, SE-107 24 Stockholm, Sweden

Visiting address: Vasagatan 11, SE-111 20 Stockholm, Sweden.

Tel: +46 8 587 206 00; Fax +46 8 24 44 93

Company Website: www.autoliv.com

Investor relations:

Sweden Tel: +46 8 587 206 23; Fax +46 8 24 44 93

U.S. Tel: +1 (248) 475 0427; Fax +1 (801) 625 667

Important Notice Regarding the Availability of Proxy Materials for the

Autoliv, Inc. Stockholder Meeting to be Held on May 7, 2013

Pursuant to Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to stockholders are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to www.envisionreports.com/ALV to view the materials.

Step 2: Click on Cast Your Vote or Request Materials.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 26, 2013 to facilitate timely delivery.

Stockholder Meeting Notice & Admission Ticket

Autoliv, Inc.’s Annual Meeting of Stockholders will be held on May 7, 2013 at The Ritz-Carlton Hotel, 160 East Pearson Street, Chicago, Illinois 60611, USA, at 9:00 a.m. Local Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends that you vote FOR all nominees and FOR proposals 2 and 3.

1. Election of three directors to the Board of Directors for a term of office expiring on the date of the 2016 Annual Meeting of Stockholders: Robert W. Alspaugh, Bo I. Andersson, and Wolfgang Ziebart.

2. Advisory Vote on Autoliv, Inc.’s 2012 Executive Compensation.

3. Approval of Ernst & Young AB as independent auditors of the company for the fiscal year ending December 31, 2013.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice and identification with you.

Here’s how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below.

If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

Internet – Go to www.envisionreports.com/ALV. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

Email – Send email to investorvote@computershare.com with “Proxy Materials Order” in the subject line. In the message, include your full name and address, the number located in the shaded bar on the reverse and state that you want to receive a paper copy of current meeting materials.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 26, 2013.

Autoliv

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IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 9:00 a.m., Eastern Time, on May 7, 2013.

Vote by Internet

- Go to **www.envisionreports.com/ALV**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card 1234 5678 9012 345

1. Election of Directors:

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B Non-Voting Items

Change of Address — Please print new address below.

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1 U P X 1 5 9 3 6 0 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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01LFWB

A Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of Directors:

For Withhold

For Withhold

For Withhold

01 - Robert W. Alspaugh

02 - Bo I. Andersson

03 - Wolfgang Ziebart

For Against Abstain

2. Advisory Vote on Autoliv, Inc.’s 2012 Executive Compensation.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournment or postponement thereof to the extent permitted by applicable law and the listing requirements of the New York Stock Exchange. This will allow your proxy to address currently unforeseen matters that may arise during the meeting as well as matters incidental to the conduct of the meeting. For more information see “Voting of Shares” in the Proxy Statement.

3. Approval of Ernst & Young AB as independent auditors of the company for the fiscal year ending December 31, 2013.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

Dear Stockholder:

Stockholders of Autoliv, Inc. can take advantage of several services available through our transfer agent, Computershare Trust Company, N.A. These services include:

Vote by Internet

Stockholders may vote their shares via the Internet by following the directions on the reverse side of this card. Votes may be cast by Internet up until 9:00 a.m. Eastern Time on the day of the Annual Meeting.

Internet Account Access

Stockholders may access their accounts on-line at www.computershare.com. Among the services offered through Account Access, dividend payment histories can be viewed, address changes requested, tax identification numbers certified and Direct Deposit requested.

Direct Deposit of Dividends

Autoliv encourages stockholders to authorize the electronic deposit of the quarterly dividends payments directly into their checking or savings account. To enroll, please mail your request along with a copy of your voided check to Computershare at the address noted below, or logon to your account at www.computershare.com.

Transfer Agent Contact Information

Computershare Trust Company, N.A.

Telephone Inside the USA: (800) 446-2617

P.O. Box 43069

Telephone Outside the USA: (718) 575-2723

Providence, RI 02940-3069

TD/TTY for Hearing Impaired: (800) 952-9245

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Autoliv, Inc.

This proxy is solicited on behalf of the Board of Directors of Autoliv, Inc. for use at the Annual Meeting of Stockholders to be held May 7, 2013 and at any adjournment or postponement thereof.

The undersigned hereby revokes all proxies and appoints Jan Carlson and Lars Sjöbring, with full power of substitution, to attend the Annual Meeting of Autoliv, Inc. to be held on Tuesday, May 7, 2013 at 9:00 a.m. local time at The Ritz-Carlton Hotel, 160 East Pearson Street, Chicago, Illinois 60611, USA and at any adjournment or postponement thereof and to vote as specified in this proxy all the shares of Autoliv, Inc. common stock which the undersigned would be entitled to vote if personally present upon all subjects that may properly come before the meeting.

In their discretion, Mr. Carlson and Mr. Sjöbring are also authorized to vote upon such other matters as may properly come before the meeting. Management is not presently aware of any such matters to be presented for action. If any nominee should become unavailable for election prior to the meeting, the proxies will vote for the election of a substitute nominee or nominees proposed by the Board of Directors. If specific voting instructions are not given with respect to matters to be acted upon and the signed card is returned, the proxies will vote in accordance with the directors’ recommendations and at their discretion on any other matters that may properly come before the meeting to the extent permitted by applicable law and the listing requirements of the New York Stock Exchange. This will allow your proxy to address currently unforeseen matters that may arise during the meeting as well as matters incidental to the conduct of the meeting. For more information see “Voting of Shares” in the Proxy Statement. If you do not sign and return a proxy, submit a proxy by telephone or Internet or attend the meeting and vote by ballot, shares that you own directly cannot be voted.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors, FOR the election of the nominees to the Board and FOR proposal 2 and FOR proposal 3.

Your vote is important! Please sign and date this card on the reverse side and return promptly in the enclosed postage-paid envelope or utilize the Vote by Phone or Vote by Net service to cast your vote.

(Continued and to be dated and signed on reverse side.)